SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                Date of Report (date of earliest event reported):
                                  March 9, 2005

                         DRINKS AMERICAS HOLDINGS, LTD.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

   Delaware                     33-55254-10                      87-0438825
   --------                     -----------                      ----------
   State of                     Commission                       IRS Employer
 Incorporation                  File Number                      I.D. Number

                   372 Danbury Road, Wilton, Connecticut 06897
                   -------------------------------------------
                     Address of principal executive offices

                  Registrant's telephone number: (203) 762-7000
                                                 --------------

                   GOURMET GROUP, INC. (a Nevada corporation)
          -------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

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Item 2.01  COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS;

Item 3.02  UNREGISTERED SALES OF EQUITY SECURITIES;

Item 5.01  CHANGES IN CONTROL OF REGISTRANT;

Item 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS & APPOINTMENT OF PRINCIPAL OFFICERS; and

Item 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BY-LAWS; CHANGE IN FISCAL YEAR

      Summary: As of March 9, 2005, the shareholders of Drinks Americas, Inc., a privately-held Delaware corporation ("Drinks Americas"), acquired control of our company (Gourmet Group, Inc.), which has become a Delaware corporation and changed its name to Drinks Americas Holdings, Ltd. (the "Company" or "we"). As of such date, the Company issued an aggregate of approximately 42,963,792 shares of its common stock (or approximately 87.28% of the outstanding on a fully-diluted basis) to such Drinks Americas shareholders, an additional 1,800,000 total shares of its common stock (or approximately 3.66%) to Messrs. Stanley Altschuler and Richard Cooper (advisors to Drinks Americas) and a total of 400,000 shares of its common stock (or approximately .8%) to the four members of Maxmillian Mixers, LLC, a Delaware limited liability company ("Mixers"). Immediately prior to issuing such shares, the Company (which had previously been a Nevada corporation), by way of merger into a newly formed Delaware corporation, became a Delaware corporation, changed its name to Drinks Americas Holdings, Ltd., effectively reverse split its outstanding shares one-for-ten, and authorized up to 1,000,000 shares of "blank check" preferred stock in its new certificate of incorporation. In return for such issuances of shares, the Company received all of the outstanding shares of capital stock of Drinks Americas and all of the membership interests in Mixers. Thus, Drinks Americas and Mixers became our wholly-owned subsidiaries and the business of those subsidiaries constitutes our only operations. In connection with the issuances of shares, as described above, and the corresponding change in control of the Company, Jeffrey K. Moore resigned as an officer and director of the Company and Fredrick Schulman, as the sole remaining director, appointed new officers and directors of the Company, as further described below. Prior to the share exchange transaction described above, Maxmillian Partners, LLC ("Maxmillian") owned approximately 99% of the outstanding capital stock of Drinks Americas and now Maxmillian has become our majority shareholder. Prior to such share exchange transaction, Maxmillian, together with the owner of the remaining 1% of Drinks Americas' capital stock, collectively owned approximately 77% of the membership interests in Mixers. It is expected that Maxmillian will shortly be liquidated and its shares of the Company will be distributed pro rata to Maxmillian's 21 members.

      Description of Transactions: We created a new Delaware corporation (sometimes referred to herein as "Newco") and, as of March 9, 2005, merged ourselves into it. Immediately after such merger (the "Merger"), Newco survived and Gourmet Group, Inc., our predecessor Nevada corporation (the "Predecessor"), no longer existed, and our shareholders no longer hold shares of such Nevada corporation but instead own shares of Newco common stock ("New Common Stock" or just "Common Stock") in the same proportion in which they held shares of the common stock of the Predecessor (the "Old Common Stock"). The Merger had the following effects: (a) we are now a Delaware corporation and no longer a Nevada corporation; (b) our name was changed from Gourmet Group, Inc. to Drinks Americas Holdings, Ltd.; (c) for every ten shares of Old Common Stock, our shareholders were issued one share of New Common Stock as though we had completed a one-for-ten reverse split of our shares; (d) we have, as provided in Newco's Certificate of Incorporation, 1,000,000 shares of "blank check" preferred stock authorized, which shares may be issued from time to time in one or more series by the Board of Directors, with such powers, preferences and other rights as determined from time to time by the Board of Directors; and (e) we now have new by-laws, which are filed as an exhibit to this report.


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      Immediately after the Merger, we completed a share exchange transaction
(the "Share Exchange") with the shareholders of Drinks Americas and the members of Mixers. The Share Exchange involved our acquiring all of the outstanding shares of capital stock of Drinks Americas and all of the membership interests in Mixers and, in return, issuing to the shareholders of Drinks Americas (and to two advisors) and to the members of Mixers such number of shares of Common Stock so that the shareholders of Drinks Americas, together with such advisors, and the members of Mixers collectively became the holders of approximately 91.75% of the outstanding shares of Common Stock. Immediately after the Share Exchange, those who were our shareholders as of the date immediately preceding the Share Exchange collectively owned approximately 8.25% of the outstanding shares of New Common Stock in the same proportion in which they held shares of the Old Common Stock.

      In connection with the Share Exchange, Jeffrey K. Moore resigned as a member of our Board of Directors and as one of our officers and Fredrick Schulman resigned as our Chairman, Chief Executive Officer and President but remained a director. As the lone remaining director, Fredrick Schulman appointed additional members to the Board, effective as of the date of the Share Exchange, so that our Board of Directors now consists of the following members: Fredrick Schulman, J. Patrick Kenny, Bruce Klein (Chairman), Tom Schwalm and Marvin Traub. It is expected that the following committees of the Board will be formed with the following members, among others: Compensation Committee - Bruce Klein, Operations Committee - J. Patrick Kenny and Audit committee - Fredrick Schulman. While he was the sole director, Fredrick Schulman also appointed new officers of the Company as follows: J. Patrick Kenny as President and Chief Executive Officer, Bruce Klein as Chairman, Jason Lazo as Chief Operating Officer and Fabio Berkowicz as Chief Financial Officer.

      Prior to the Share Exchange, we had no operations and had net assets consisting only of cash, cash equivalents and amounts owed to us by Drinks Americas, which assets are substantially equal to our obligations under loans we incurred so that the funds we borrowed could in turn be loaned to Drinks Americas. Our Company was incorporated in the state of Nevada on July 9, 1986 under the original name of Vicuna, Inc (Vicuna). Vicuna was organized to raise capital and then seek out, investigate and acquire any suitable asset, property or other business potential. In connection with an Agreement and Plan of Reorganization dated May 22, 1998, Vicuna acquired World Seair Corporation, a private Florida corporation incorporated in June 1997. As a part of the acquisition of World Seair Corporation, Vicuna amended its Articles of Incorporation to provide for a name change to Seair Group, Inc. (Seair) on May 26, 1998. In September, 2000, Seair Group, Inc., which had no operations as of such time, changed its name to Gourmet Group, Inc. in connection with a share exchange transaction with the shareholders of Our Food Products Group, Inc., a privately-held Texas corporation with operations in the food industry and which was the holding company of Jardine Foods.


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      We have now become a Delaware corporation with 100,000,000 authorized shares of Common Stock, $.001 par value per share, 1,000,000 authorized shares of "blank check" preferred stock, $.001 par value per share ("Preferred Stock"), and no other authorized capital stock. The Merger caused the 40,586,993 total shares of Old Common Stock outstanding prior to the Merger to be exchanged for approximately 4,058,699 shares of New Common Stock. The certificate of incorporation of our Nevada predecessor had provided for 50,000,000 authorized shares of common stock and no preferred stock.

      The Share Exchange resulted in our acquiring all of the outstanding shares of capital stock (or 200 shares) of Drinks Americas from its two shareholders and all of the membership interests in Mixers. As part of the Share Exchange, we issued to Drinks Americas' shareholders, to two advisors to Drinks Americas and to Mixers' members an aggregate of approximately 45,163,792 shares of Common Stock. Of the approximately 49,222,491 shares of Common Stock outstanding immediately after the Share Exchange, our shareholders (prior to the Share Exchange) together hold approximately 8.25% on a fully-diluted basis (or approximately 4,058,699 shares). The two shareholders of Drinks Americas owned approximately 77% of the membership interests in Mixers and therefore, as members of Mixers, received shares of Common Stock in connection with our acquisition of their interests in Mixers. Drinks Americas shareholders who were part of the Share Exchange acquired approximately 87.91% of our shares on a fully-diluted basis. Maxmillian, which was the largest shareholder of Drinks Americas (99%) and was the member with the largest interest in Mixers (approximately 55% of the membership interests), received approximately 43,185,792 shares of Common Stock (representing approximately 86.9% of the shares of Common Stock outstanding on a fully-diluted basis) and became our largest shareholder. It is expected that Maxmillian will shortly be liquidated and its shares of the Company will be distributed pro rata to Maxmillian's 21 members. We believe that the issuances in connection with the Share Exchange were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. Reference is made to the section which appears later in this Report with the heading, Management's Discussion and Analysis or Plan of Operation - Financial Liquidity and Capital Resources, for a description of certain arrangements and informal plans which could result in issuances of additional shares of Common Stock. Such additional issuances will have the effect of further diluting the percentage ownership of our shareholders.

      We did not issue fractional shares when the Old Common Stock was "reverse split" into, and exchanged for, shares of New Common Stock. Any holder of a number of shares of Old Common Stock not evenly divisible by 10 received a full share of New Common Stock in lieu of a fractional share. In other words, the number of shares of New Common Stock issued to our shareholders was rounded up to the nearest whole number.

      Prior to the Share Exchange, our (that is, Gourmet Group, Inc.'s) fiscal year end was June 30th. However, as Drinks Americas was the acquirer for accounting purposes, our fiscal year end, effective as of the Share Exchange, has become April 30th, which is the fiscal year end for Drinks Americas.

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      Explanatory Note.

      Unless otherwise indicated or the context otherwise requires, all references below in this Report on Form 8-K to "we," "us" and the "Company" are to Drinks Americas Holdings, Ltd., a Delaware Corporation and its wholly-owned subsidiaries, Drinks Americas, Inc. and Maxmillian Mixers, LLC. Specific discussions or comments relating to Drinks Americas, Inc. will reference "Drinks Americas," and those relating to Gourmet Group, Inc. will reference "Gourmet Group".

      Cautionary Notice Regarding Forward Looking Statements

      We desire to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. This Report on Form 8-K contains a number of forward-looking statements that reflect management's current views and expectations with respect to our business, strategies, products future results and events and financial performance. All statements made in this Report other than statements of historical fact, including statements that address operating performance, events or developments that management expects or anticipates will or may occur in the future, including statements related to distributor channels, volume growth, revenues, profitability, new products, adequacy of funds from operations, statements expressing general optimism about future operating results and non-historical information, are forward looking statements. In particular, the words "believe," "expect," "intend," " anticipate," "estimate," "may," "will," variations of such words, and similar expressions identify forward-looking statements, but are not the exclusive means of identifying such statements and their absence does not mean that the statement is not forward-looking. These forward-looking statements are subject to certain risks and uncertainties, including those discussed below. Our actual results, performance or achievements could differ materially from historical results as well as those expressed in, anticipated or implied by these forward-looking statements. We do not undertake any obligation to revise these forward-looking statements to reflect any future events or circumstances.

      Readers should not place undue reliance on these forward-looking statements, which are based on management's current expectations and projections about future events, are not guarantees of future performance, are subject to risks, uncertainties and assumptions (including those described below) and apply only as of the date of this Report. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below in "Factors Relating to Our Company and Our Business" as well as those discussed elsewhere in this Report, and the risks to be discussed in our next Annual Report on form 10-KSB and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors that may affect our business. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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1.       Description of Business.

Overview

      Drinks Americas was formed under the laws of the State of Delaware on September 24, 2002 to manufacture, market and distribute products in the non-alcoholic and alcoholic beverage business. Drinks Americas' operating history consists of two years of continuous operations and the prior operating history of the individual businesses and brands it has recently acquired. Our goals are to acquire and develop additional brands and the right to distribute existing products, and to increase marketing support operations, production capacity (primarily through third party independent contract packers known as "co-packers") and revenues.

      We develop, produce (primarily through co-packers), market and/or distribute alcoholic and non-alcoholic beverages for sale in the Continental United States. While in certain cases we own the trademarks or have developed the formula for a product that we distribute, in other cases we only have the right to distribute the products and have been granted licenses of the trademark to allow us to do so. We refer to all of the products we distribute as "our products" throughout this Report.

      Our strategy is to take advantage of icon celebrity brands and the strategic relationships our management team has established throughout their careers. We distribute our products through established distributors, all of which are already well known to our management team from prior business dealings with them in the beverage industry. Our distributors buy our products from us for resale. Our products are produced by independent co-packers pursuant to our specifications. Our management's relationships with manufacturers, distillers, development/research companies and bottling concerns and retail customers provide the foundation through which we expect to grow our business in the future.

      We have assembled, and will attempt to continue to assemble, our premium brands, on a "low cost" basis. We believe acquisition of mid-sized brands and single trademark companies can be accomplished at extremely efficient "price multiples" in relation to their existing volume. We are willing to develop these brands with their original owners on a cooperative economic basis and share with them marketing, production, distribution contacts and the sophistication of our management team. We believe that the "skill-set" of our management team is a primary asset in the development of our acquired brands and trademarks. We have acquired ownership interests from, or entered into ventures with, partners such as entertainer Willie Nelson, Chef Roy Yamaguchi, food giant Rauch (Austria), Wynn Starr Flavors (U.S.), Fabrica Nacional de Licores (Costa Rica, Central America), Interamericana de Licores S.A. (Panama - Rum) Advantage Marketing (U.S. institutional food and beverage sales) and Newman's Own, Paul Newman's Beverages (U.S.), DAS Communications, Marvin Traub Associates, Xanadu Normans Australian Wines, and Cohete Rum S.A.

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      Several of the brands that we have acquired have the strategic advantage of association with "icon" entertainers and locations which provide us "low cost" promotion and marketing opportunities. Moreover, our focus on premium high margin, unique and also Hispanic and Urban brands aligns our product portfolio with the growing demographic of consumers who purchase premium priced goods and an expanding Hispanic and Urban consumer market.

      We believe that our organizational approach will also minimize the need to invest heavily in fixed assets or factories and overhead because of the historic relationship between members of our management team and co-packers, distilling and bottling and production firms and other industry participants.

      We rely on distributors who handle direct store delivery sales which minimize our overhead. We have formed an independent network of contract sales and regional managers, a promotional support team and several market segment specialists who are paid on a variable basis.

      We currently market and distribute, or produce (through co-packers), market and distribute, eight unique beverage brands.

Alcoholic Beverages:

o Old Whiskey River Bourbon (R) an award winning small batch 6 year old bourbon (sometimes referred to in this Report as "Old Whiskey River ");

o Old Whiskey River Bourbon Cream, an award winning blend of real dairy cream and bourbon (sometimes referred to in this Report as "Old Whiskey River Cream");

o Cohete Rum, an award winning smooth sipping rum in the Cuban style, infused with Guarana (sometimes referred to in this Report as "Cohete");

o Aguila Tequila, a 100% tequiliana weber blue agave reposado tequila (sometimes referred to in this Report as "Aguila");

o Normans Wines, one of the oldest and most respected family names in Australian winemaking with a reputation for premium award winning wines (sometimes referred to in this Report as "Normans"); and

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o     Y Sake, the first Ultra Premium Sake made in America (sometimes referred to in this Report as "Y Sake").

Non Alcoholic Beverages:

o Swiss T, a ready to drink tea imported from Europe (sometimes referred to in this Report as "Swiss T"); and

o Newman's Own Lightly Sparkling Fruit Juices, an all natural juice product (sometimes referred to in this Report as "Newman's").

Strategy

      Our business strategy is to increase sales by expanding distribution of our internally developed brands, as well as those for which we hold distribution rights, in new and existing markets, stimulating consumer trial of new products and increasing consumer awareness of, and brand loyalty to, our unique brands and products. We will also attempt to make efficient acquisitions of stand alone brands or distribution rights to existing brands in both the alcoholic and non-alcoholic beverage segment as a route to growing revenue. Key elements of our business strategy include:

o     creating strong distributor relationships and key accounts;

o stimulating strong consumer demand for our existing brands and products with primary emphasis in the United States, Mexico, Central America and Canada;

o     developing unique beverage brands and products; and

o targeting strategic brand acquisitions and icon product development opportunities.

      We expect to continue to grow our business with the support of an established distribution network, which is already well-known to our management from prior business dealings in the beverage industry.

Alcoholic Beverage Distribution

      We have a network of alcohol beverage distributors covering substantially all states within the United States. Our distributors buy our products from us for resale. Southern Wine & Spirits, including its affiliates, is our largest alcohol distributor, accounting for approximately 16.7% of our sales in fiscal 2004 and 13.4% of our sales during the six months ended October 31, 2004. Glazer's Distributing, including its affiliates, is our second largest alcohol distributor, accounting for approximately 11.3% of our sales in fiscal 2004. No other distributor during such periods accounted for more than 10% of our sales.

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Non-Alcohol Beverage Distribution

      The following are all of our non-alcoholic beverage distributors:

Southern Wines and Spirits:                 Florida
Diversified Distributors:                   New York City
AJ Lind:                                    New York State
Valley Juice South:                         New York State
Valley Juice North:                         New York State
Fontanella Distributors:                    Connecticut
JD Beverages:                               New Jersey
Atlanta Foods International:                Georgia

      During fiscal 2003, when non-alcoholic sales exceeded our emerging alcoholic product sales, a one-time promotional customer, accounted for approximately 12.3% of our sales.

      We have organized a network of sales and contract sales employees who are industry veterans and assigned national coverage of our distribution network to this management team. An advantage that we believe we have is that the remuneration to these independent contractors is on a variable success basis. We believe that we also benefit from the sales and marketing relationships that this team brings to the organization.

      Our Company is a Delaware corporation, and our principal place of business is located at 372 Danbury Road, Suite 163, Wilton, Connecticut 06897 and our telephone number is (203) 762-7000.

Wine and Spirits Industry Overview

      The US beverage alcohol market consists of three distinct segments: beer, wine and distilled spirits. The distilled spirits segment of this market increased consumption to more than 159 million 9-liter cases in 2003. Distilled spirits consist of three primary categories: white goods, whiskey and specialties. White goods, consisting of vodka, rum gin and tequila, represent the largest category, accounting for approximately 50% of industry sales in 2001. Vodka is the largest category within the distilled spirits industry, accounting for 26% of US distilled spirits sales in 2003. U.S. distilled spirits sales increased 3.8% in 2003, marking the 6th consecutive year sales have increased in the US.

      Historically, growth in the U.S. spirits industry has been driven by favorable demographic trends as the number of new young adults of legal drinking age (21 to 24) increased from 14.4 million in 1995 to 14.9 million in 2001. In addition, growth in the distilled spirits industry has increased as the number of individuals over 55 increased, as this age group has historically shifted from beer to spirits. The number of Americans aged 55 and older increased from
54.7 million in 1995 to 59.6 million in 2001 and is expected to reach 75.1 million by 2010.

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      Significant consolidation in the global spirits industry has produced five primarily large competitors: Diageo, Allied Domecq, Pernod Ricard, Brown-Forman and Bacardi. It is sometimes costly and difficult for these large companies to create new brands. As a result, we believe opportunities exist for smaller companies to develop high-quality, high-margin brands, which can grow to be very attractive acquisition candidates for the larger companies.

Whiskey

      Whiskey is an aged spirit generally distilled from barley, corn or rye. The whiskey category consists of four major segments: Scotch, Irish, American and Canadian and can be further broken down into blended and single malt subcategories. Whiskey is the second largest US spirits category accounting for approximately 28% of distilled spirits sales in 2003, with 44 million cases sold.

Rum

      Rum is a distilled spirit made from sugar cane or molasses that can be bottled raw or aged in casks. Rum can be broken into several categories: light, dark, flavored and aged. Rum has posted gains for six consecutive years in the U.S. through 2003, and the category now accounts for approximately 12% of total U.S. spirits sales. Rum case sales grew at a compound annual growth rate of 5.3% between 1995 and 2001. Two brands, Bacardi and Captain Morgan, account for approximately 76% of total rum sales, with the balance split among a number of other rum brands. We believe that the rum category represents the most significant growth opportunity in the industry and that the growth of the Hispanic consumer demographic will support and reinforce this trend.

The New Age or Alternative Beverage Industry

      Our brands, which are classified as Alcoholic and Non-Alcoholic Ready to Drink beverages, as well as other unique brands and products that we may develop in the future, compete with beverage products of all types, including wines, spirits, liqueurs, soft drinks, beer, fruit juices and drinks.

      In its annual beverage market survey for calendar year 2003, Beverage World magazine (www.beverageworld.com ) estimated that the New Age or alternative beverage markets was approximately $11.6 billion in the US in total sales and expanding at a double digit rate per year in growth.

      New Age or alternative beverages are distinguishable from mainstream carbonated soft drinks in that they tend to contain less sugar, less carbonation, and natural ingredients. As a general rule, three criteria have been established for such a classification: (1) relatively new introduction to the market-place; (2) a perception by consumers that consumption is healthful compared to mainstream carbonated soft drinks; and (3) the use of natural ingredients and flavors in the products. According to Beverage Marketing Corporation (www.beverageworld.com), for 2003, the New Age or alternative beverage category consists of the following segments:

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Energy drinks

o     Premium soda

o     Ready-to-drink (RTD) coffee

o     RTD tea

o     RTD (nutrient-enhanced)

o     Shelf-stable dairy (regular/diet)

o     Shelf-stable dairy (nutrient-enhanced)

o     Single-serve-fruit beverages (regular/diet)

o     Single-serve-fruit beverages (nutrient enhanced)

o     Smoothies

o     Sparkling water

o     Sports drinks

o     Vegetable/fruit juice blends

o     Other New Age beverages

ACQUISTIONS AND ALLIANCES

      Described below are acquisitions, strategic alliances and other arrangements which we have completed.

Celebrity and Icon based Brands

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      We are executing a "celebrity and icon" based brand strategy, which we believe will command a strong consumer acceptance, lower ongoing marketing costs and strengthen the Company's access to its distribution channel. We have entered into four ventures with icon entertainers and two ventures with well-known icon destinations. Our business model leverages the consumer identification with these icons, focusing on high margin premium products. Our business model also focuses through several portfolio items on a growing Hispanic consumer base. We are discussing relationships with two additional icon media figures with respect to brand development joint ventures.

Alcoholic Beverage Products

      The alcoholic products distributed by the Company are Old Whiskey River Bourbon and Bourbon Cream, Y Sake, Aguila Tequila, Cohete Rum Guarana and Xanadu/Normans wines.

      In December 2002, we purchased 25% interests in Old Whiskey River Distilling Company, LLC and Y Sake, LLC, which owns or licenses the related trademarks and trade names associated with the Old Whiskey River and Y Sake products. We hold the exclusive worldwide distribution rights for each of the Old Whiskey River and Y Sake products. Old Whiskey River Bourbon is marketed in association with Willie Nelson, a renowned country western entertainer, and Y Sake in association with Roy Yamaguchi, a renowned Japanese chef.

      In December 2003, we expanded the Old Whiskey River line and introduced Old Whiskey River Bourbon Cream. Old Whiskey River Bourbon has been featured on Food Channel's Emeril Live as well as Celebrity Food Finds and other television programs. This line of products is available nationally at the Texas Roadhouse Restaurant chain as well as other outlets with specific Willie Nelson promotions. Similarly Y Sake has benefited from the celebrity of Chef Roy Yamaguchi, who has been featured on Food Network and also is associated with a chain of more than 30 Roy's Restaurants now owned by Outback Steakhouse where the product is served.

      We own a 55% interest in the trademark for Aguila Tequila, a premium 100% Blue Agave Tequila, produced by a distillery in Mexico, which is marketed with its icon label, the North American Eagle. We have the exclusive distribution rights for this product throughout the world except for Mexico.

      We have developed and own the trademark and formula for Cohete Rum, a Cuban style rum produced in Panama. We launched this product in September, 2004. Cohete Rum has been awarded silver medals from the International Beverage Tasting Institute. We also have the exclusive right to distribute Norman Wines in the continental United States. Norman Wines are produced by the Normans Winery which is the oldest winery in Australia, established in 1853.

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      In fiscal 2003 and fiscal 2004, we sold approximately 2,000 and 6,000 cases of Old Whiskey River, respectively. In fiscal 2003 and fiscal 2004 we sold approximately 250 and 800 cases of Y Sake, respectively. Y Sake was relaunched in fiscal 2005 after being out of stock for half a year. We commenced selling Aguila and Normans in fiscal 2004, with approximately 800 cases and 2,000 cases, respectively, sold in fiscal 2004. Cohete Rum was launched in August 2004, with approximately 2,900 cases sold through December 2004.

      The Company plans to expand the Old Whiskey River brand beyond Willie Nelson promotions to a broader marketing position using country music and high stakes poker sponsorships to reinforce the brand image of the product already in place. These plans have been developed with the Company's key marketing agency along with Shep Gordon, a shareholder of and consultant to the Company, and we expect to commence this marketing campaign in 2005.

      We have entered into a liquor trading and manufacturing agreement for the US and global markets with Costa Rican distillery, Fabrica Nacional de Licores (FANAL). FANAL produces a broad line of premium rums, flavored rums, spirits and liquors. FANAL's modern distillery will produce rums for us under the "Rums of Costa Rica" banner. We have filed trademark applications for the names of the Costa Rican national forest preserve, Monte Verde and Corcovado, for the Rum category. We expect to develop these products over the next twelve to eighteen months.

Non Alcoholic Products

      Our non-alcoholic product offerings are a Swiss Gourmet Tea, known as Swiss T and also Newman's Own Lightly Sparkling Fruit Juices. We own the Swiss T trademark and are the exclusive worldwide distributor of this product. Swiss T is imported and produced for us under a production agreement which we have with Rauch GMBH, one of the largest juice production companies in Europe. Swiss T is marketed as a premium product sold in up-scale food stores including the Whole Foods chain, gourmet delicatessens and specialty shops.

      Newman's Own Lightly Sparkling Fruit Juices is a new product and was developed by Paul Newman Foods in association with us. We have entered into an agreement to license Newman's Own name for test market distribution of this product in specified test markets and have no ownership or other rights to the Newman's Own trademark.

      We have the rights to test market and distribute this product in certain designated test markets and had a November 2004 New York City test launch for this new product. We have also begun test market distribution of this product in Florida. Newman's Own Lightly Sparkling Fruit Juices come in 16oz. glass bottles in original lemonade, lemon lime, orange mango, blackberry and raspberry kiwi flavors. Based upon on the market's reaction to this product, we expect to distribute this product throughout the United States. However, expansion of the territories for distribution of this product is by mutual agreement of the parties.

      We entered into an agreement to distribute Cafe Mio, the first imported shelf-stable iced coffee in the United States. A US FDA compliance label has been designed and products have been developed. We expect to commence importing and distributing this product in spring 2005.

      The duration of our distribution contracts with respect to both alcoholic and non alcoholic beverages vary. However, since all of our distribution agreements have sales volume targets which we have not satisfied, we view all of these agreements to be cancelable at any time. We rely on our relationships with those who have granted us distribution rights rather than contractual protections.

Flavors, Research and Development Relationship

      We have a research contract with Wynn Starr Flavors, Inc. ("Wynn Starr"), a leading supplier of flavors and similar product components. Wynn Starr became a Drinks Americas shareholder by investing $250,000 in Drinks Americas in 2002, and has provided research/development services. The relationship has been essential to us, and will continue to be useful in providing a significant research resource at relatively low cost, e.g. developing drinks for specialized ethnic tastes, age groups, various groups of sports or music fans, and other targeted markets. Wynn Starr (with offices/plants in New Jersey and Kentucky) is a significant research and development resource for us that we hope will cut the time to market for new products, soft drinks, spirits and mixers. We expect that several of our products will utilize patents developed and licensed by Wynn Starr. Wynn Starr has developed our Bloody Mary Mix, which is an inactive product, and our Margarita Mix, which we are selling and using for promotions in limited quantities. Wynn Starr has also developed our Old Whiskey River Bourbon Cream product flavors and formulation. Wynn Star has also assisted us in evaluating the product quality of various brands which we have considered acquiring and/or distributing.

Celebrity Marketing Resources

      We intend to continue to utilize our access to celebrity-based product endorsers, through our management's contacts and various advisors, to further promote the branded identity of certain of the beverages we will develop.

      We have entered into marketing agreements with DAS Communications, Ltd. and Shep Gordon of Alive Enterprises. Both David Sonenberg, who controls DAS Communications, Ltd., and Shep Gordon are our beneficial shareholders. We believe that these persons can provide access to entertainment personalities in order for us to develop and access unique marketing and promotional brand support in spirits and beverages. The relationship with Shep Gordon has resulted in agreements with country music "icon" Willie Nelson and Chef Roy Yamaguchi and introductions to promotional resources. Our agreement with Mr. Gordon, which we entered into in December 2002, provides us with various marketing advisory services through June 30, 2006.

Trademark Development Resources

      In March 2002, we entered into a consulting agreement with Marvin Traub, former CEO of the Bloomingdale's department store chain, and an expert in trademark development. Mr. Traub provides ongoing input and marketing expertise to us pursuant to such consulting agreement. He also serves on our Board of Directors.

Marketing, Sales and Distribution

      Our pricing policies take into consideration competitors' prices and our perception of what a consumer is willing to pay for the particular brand and product when presented in the retail environment. Our goal is to competitively price our unique products with the other comparable brands.

      We primarily use in-store promotional activity supported by point-of-sale materials such as banners, posters, stickers, table cards, shelf danglers, post cards, T-shirts and bar kits to create and increase consumer awareness of our proprietary products and brands. For our key brands we support bar night promotions utilizing give-aways and drink promotions. We also promote our products through media events, sponsoring such events as The Game (Interscope) record album launch, a recent high profile Gucci Fashion Event and high profile and club openings. Through cooperative advertising, several of our independent distributors fund a portion of our marketing budget, based upon case sales.

      Our marketing of our non-alcoholic brands focuses on building those brands at the retail level and generally developing market profile through promotion at our retail points of distribution. Our marketing efforts in support of our non-alcoholic brands focuses largely on driving promotion at key distribution points prior to the peak summer demand period.

Sales

      Our products are sold in the continental United States primarily in the beverage sections of liquor stores, grocery stores, drug stores, convenience stores, delicatessens, sandwich shops and supermarkets. Our beverage products are sold nationally and our distribution model, depending on the product, includes several national and regional chains, including Texas Roadhouse Restaurants, Whole Foods and various regional retail accounts.

      Currently our sales force is organized regionally with four independent contract sales managers, each representing a region and reporting to the President of the Company. Among the Company's consultants or employees are an Australian wine specialist, an urban market promotion sales specialist, a non alcoholic distribution channel specialist, a control state administrator and a Metro New York Newman's Own manager with four sales representatives reporting to that manager. The Company also has a vertically integrated promotional group.

Distribution

      We sell the majority of our products through our distribution network, and we currently have relationships with approximately 60 independent distributors throughout North America. Our policy is to grant our distributors rights to sell particular brands within a defined territory. Our distributors buy our products from us for resale. We believe that substantially all of our distributors also carry other beverage products. Agreements with our distributors vary; we have entered into written agreements with a number of our top distributors for varying terms of years; most of our other distribution relationships are oral (based solely on purchase orders) and are terminable by either party at will.

      We generally require our independent distributors to place their purchase orders for our products at least 10 days in advance of shipping. To the extent we have additional product available in inventory, we will fulfill other purchase orders when and as received. We and our distributors contract with independent trucking companies to have product shipped from our contract packers to independent warehouses, and then on to our distributors. Distributors then sell and deliver our products either to sub-distributors or directly to retail outlets, and such distributors or sub-distributors stock the retailers' shelves with our products. We recognize revenue upon receipt by our distributors and customers of our products, net of discount and allowances. While all sales are final and we have a "no return" policy, in limited instances, due to credit issues or distributor changes, we may take back product.

Production

Contract Packing Arrangements

      We currently use independent contract packers known as "co-packers" to prepare, bottle and package our products. Currently, our primary contract packers are Heaven Hill Distilleries in Kentucky, Florida Distillers in Florida, American Beverage Company in St. Louis, Interamericana de Licores in Panama, Sake One in Oregon and Tequila El Viejito S. A. in Guadalajara, Mexico.

      We continually review our contract packing needs in light of regulatory compliance and logistical requirements and may add or change co-packers based on those needs.

      As is customary in the contract packing industry, we are expected to arrange for our contract packing needs sufficiently in advance of anticipated requirements. Accordingly, it is our business practice to require our independent distributors to place their purchase orders for our products at least 10 days in advance of shipping. Other than minimum case volume requirements per production run, we do not have any minimum production requirements.

Raw Materials

      Substantially all of the raw materials used in the preparation, bottling and packaging of our products are purchased by us or by our contract packers in accordance with our specifications. The raw materials used in the preparation and packaging of our products consist primarily of spirits, flavorings, concentrate, glass, labels, caps and packaging. These raw materials are purchased from suppliers selected by us or in concert with our co-packers or by the respective supplier companies.

      We believe that we have adequate sources of raw materials, which are available from multiple suppliers across the full range of our products.

Quality Control

      We attempt to use quality ingredients for our products. We seek to ensure that all of our products satisfy our quality standards. Contract packers are selected and monitored by our production manager in an effort to assure adherence to our production procedures and quality standards. Samples of our products from each production run undertaken by each of our contract packers are analyzed and categorized in a reference library.

      For every run of product, our contract packer undertakes extensive on-line testing of product quality and packaging. With our non-alcoholic products this includes testing levels of sweetness, carbonation, taste, product integrity, packaging and various regulatory cross checks. Similar product testing is done on our wines and spirits. For each product, the contract packer must transmit all quality control test results to us upon request. We believe that, working in concert with our internal management, the food scientist resources of Advantage Food Marketing and Wynn Starr Flavors, and the in-house quality control mechanisms of our winery and distillery partners assure that our standards meet or exceed those established in the industry.

      Testing includes microbiological checks and other tests to ensure the production facilities for our products meet the standards and specifications of our quality assurance program. We believe the production facilities inspection programs meet or exceed industry standards. We request that water quality is monitored during production and at scheduled testing times to ensure compliance with applicable government regulatory requirements. Flavors are sourced from only qualified manufacturers. We are committed to an on-going program of product improvement with a view toward ensuring the high quality of our product.

      We believe we source and select only those suppliers that use only quality components. We also inspect packaging suppliers' production facilities and monitor their product quality.

Regulation

      The production and marketing of our licensed and proprietary alcoholic and non alcoholic beverages are subject to the rules and regulations of various federal, provincial, state and local health agencies, including in particular the U.S. Food and Drug Administration ("FDA") and the U.S. Alcohol and Tobacco Tax and Trade Bureau ("TTB"). The FDA and TTB also regulate labeling of our products. From time to time, we may receive notifications of various technical labeling or ingredient reviews with respect to our licensed products. We believe that we have a compliance program in place to ensure compliance with production, marketing and labeling regulations on a going-forward basis. There are no regulatory notifications or actions currently outstanding.

      We have a specific manager with singular and direct responsibility to insure regulatory compliance and have on retainer a key regulatory law firm that oversees our submissions to various agencies.

Trademarks, Flavor Concentrate Trade Secrets and Patent

      We own a number of trademarks, including, in the United States, "Drinks Americas"(TM), "Cohete" (TM), "Swiss T"(TM), " "Screaming Monkey" (TM) and "Aguila" (TM) . Trademarks have been filed and pending with no opposition for "Monte Verde"(TM) and "Corcovado"(TM). In addition, we have trademark protection in the United States for a number of other trademarks for slogans and product designs, including "The Rooster Has Landed" (R) and "Party Harder"(TM).

      We also own with Alive Spirits the rights to the "Old Whiskey River" trademark. We have a license from Newman's Own to use the Newman's Own trademark in the marketing and selling of Newman's Own Lightly Sparkling Fruit Juices.

      We consider our trademarks, patent and trade secrets to be of considerable value and importance to our business. No successful challenges to our registered trademarks have arisen and we have no reason to believe that any such challenges will arise in the future.

Employees

      As of February 28, 2005, we had eight full-time employees and an additional eight individuals, including our Vice Chairman and Chief Financial Officer, who were independent contractors working for us either in their individual capacity or through professional service companies controlled by them. Seven of these independent contractors spend the substantial majority of their business time on the Company's business. No employee is represented by a labor union. Four of the employees or independent contractors have executed contracts with the Company and are paid on a variable success basis depending upon sales generated by them.

Risk Factors

Certain Factors That May Affect Future Results

Factors Relating to Our Company and Our Business

      We are a developing Company and our prospects must be considered in light of our short operating history and our shortage of working capital.

      We are a developing company with a very short operating history, having been incorporated in September 2002. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by developing companies, including dealing with a shortage of necessary funds in the very competitive marketplace in which the alcoholic and non-alcoholic beverage business is carried on, as well as the many risks commonly anticipated or experienced by mature companies. Our ability to operate as a going concern and to achieve profitable operations will be dependent on such factors as the success of our business model and marketing strategy, market penetration of existing products, competition, future brand additions, continued development of distribution relationships and the availability of financing. No assurance can be given that, we will be able successfully to develop our business under the foregoing conditions.

      We rely heavily on our independent distributors, and this could affect our ability to efficiently and profitably distribute and market our products, and maintain our existing markets and expand our business into other geographic markets.

      Our ability to establish a market for our unique brands and products in new geographic distribution areas, as well as maintain and expand our existing markets, is dependent on our ability to establish and maintain successful relationships with reliable independent distributors strategically positioned to serve those areas. Many of our larger distributors sell and distribute competing products, including non-alcoholic and alcoholic beverages, and our products may represent a small portion of their business. To the extent that our distributors are distracted from selling our products or do not expend sufficient efforts in managing and selling our products, our sales will be adversely affected. Our ability to maintain our distribution network and attract additional distributors will depend on a number of factors, many of which are outside our control. Some of these factors include:

o the level of demand for our brands and products in a particular distribution area,

o our ability to price our products at levels competitive with those offered by competing products, and

o our ability to deliver products in the quantity and at the time ordered by distributors.

      We cannot ensure that we will be able to meet all or any of these factors in any of our current or prospective geographic areas of distribution. Our inability to achieve any of these factors in a geographic distribution area will have a material adverse effect on our relationships with our distributors in that particular geographic area, thus limiting our ability to expand our market, which will likely adversely effect our revenues and financial results.

      We generally do not have long-term agreements with our distributors, and we expend significant time and incur significant expense in attracting and maintaining key distributors.

      Our marketing and sales strategy presently, and in the future, will rely on the performance of our independent distributors and our ability to attract additional distributors. We have entered into written agreements with certain of our distributors for varying terms and duration; however, most of our distribution relationships are informal (based solely on purchase orders) and are terminable by either party at will. We currently do not have, nor do we anticipate in the future that we will be able to establish, long-term contractual commitments from many of our distributors. In addition, despite the terms of the written agreements with many of our significant distributors, we have no assurance as to the level of performance under those agreements, or that those agreements will not be terminated. There is also no assurance that we will be able to maintain our current distribution relationships or establish and maintain successful relationships with distributors in new geographic distribution areas. Moreover, there is the additional possibility that we will have to incur significant expenses to attract and maintain key distributors in one or more of our geographic distribution areas in order to profitably exploit our geographic markets. We may not have sufficient working capital to allow us to do so.

      Because our distributors are not required to place minimum orders with us, we need to carefully manage our inventory levels, and it is difficult to predict the timing and amount of our sales.

      Our independent distributors are not required to place minimum monthly, quarterly or annual orders for our products. In order to reduce their inventory costs, independent distributors maintain low levels of inventory which, depending on the product and the distributor, range from 15 to 45 days of typical sales volume in the distribution area. Our independent distributors endeavor to order products from us in quantities, at such times, as will allow them to satisfy the demand for our products in the distribution area. Accordingly, there is no assurance as to the timing or quantity of purchases by any of our independent distributors or that any of our distributors will continue to purchase products from us in the same frequencies and volumes as they may have done in the past. We endeavor to maintain inventory levels for each of our products sufficient to satisfy anticipated purchase orders for our products from our distributors which is difficult to estimate. Further, this places burdens on our working capital which has been limited since we began operations.

      As is customary in the contract packing industry for small companies, we are expected to arrange for our contract packing needs sufficiently in advance of anticipated requirements. To the extent demand for our products exceeds available inventory and the capacities available under our contract packing arrangements, or orders are not submitted on a timely basis, we will be unable to fulfill distributor orders on a timely basis. Conversely, we may produce more products than warranted by the actual demand, resulting in higher storage costs and the potential risk of inventory spoilage. Our failure to accurately predict and manage our contract packaging requirements may impair relationships with our independent distributors, which, in turn, would likely have a material adverse effect on our ability to maintain relationships with those distributors.

      The bankruptcy, cessation of operations, or decline in business of a significant distributor could adversely affect our revenues, and could result in increased costs in obtaining a replacement.

      If a material number of primary distributors were to stop selling our products or decrease the number of cases purchased, our revenues and financial results could be adversely affected. There can be no assurance that, in the future, we will be successful in finding new or replacement distributors if any of our existing significant distributors discontinue our brands, cease operations, file for bankruptcy or terminate their relationship with us.

      We have not satisfied certain of our commitments under distribution agreements which if cancelled would have a material adverse effect on our business.

      With certain exceptions, our rights to distribute our products are governed by distribution agreements which contain minimum sales per product targets that we have not satisfied to date. Therefore virtually all of our distribution contracts can be cancelled. We rely on our relationships with the parties who have granted us distribution rights rather than contractual protection. Cancellation of one or more of our distribution contracts would have a mutual adverse effect on our business.

      We need to effectively manage our growth and the execution of our business plan. Any failure to do so would negatively impact our results.

      To manage operations effectively, we must improve our operational, financial and other management processes and systems. We have a small staff and our success also depends largely on our ability to maintain high levels of employee utilization, to manage our costs in general and general and administrative expense in particular, and otherwise to execute on our business plan. We need to cost-efficiently add new brands and products, develop and expand our distribution channels, and efficiently implement our business strategies. There are no assurances that we will be able to effectively and efficiently manage our growth. Any inability to do so, could increase our expenses and negatively impact our results of operations.

      The loss of key personnel would directly affect our efficiency and economic results.

      We are dependent upon the creative skills and leadership of our founder,
J. Patrick Kenny, who serves as our President and Chief Executive Officer, as well as upon Bruce Klein (our Chairman) and upon the management, financial and operational skills of Jason Lazo, our Chief Operating Officer. We currently maintain key person life insurance on Mr. Kenny in the amount of $2,000,000. The loss of Mr. Kenny, Mr. Klein or Mr. Lazo's services could have a material adverse affect on our business and operations, including our ability to develop and execute a long-term, profitable business plan.

      Our management team consists of several key distribution, sales and financial personnel who have been recruited within the past several years. In order to manage and operate our business successfully in the future, it will be necessary to further strengthen our management team. The hiring of any additional executives will increase our compensation expense.

      Our strategy requires us to develop and maintain relationships with other firms.

      Our strategy depends on various relationships with other firms for product development, research facilities, distilling facilities, bottling, distribution and low-cost marketing. Because of these relationships, we do not expect to invest heavily in fixed assets or factories. Of particular importance to us is our relationship with independent producers who manufacture our products pursuant to our specifications. We do not have our own production capacity and rely on independent contractors to produce our products. We will need to maintain and develop relationships with additional manufactures as we add products to our product mix. It is vital to our success that our producers deliver high quality products to us with favorable pricing terms. There can be no assurance, however, that we will be able to develop and maintain relationships which provide us the services and facilities we require. In such case, we may be forced to change our strategy, which could have a material adverse effect on the results of our operations.

      Our business and financial results depend on maintaining a consistent and cost-effective supply of raw materials.

      Raw materials for our products include concentrate, glass, labels, caps and packaging materials. Currently, we purchase our flavor concentrate from two flavor concentrate suppliers, and we anticipate that we will purchase flavor concentrate from other flavor houses for future Alcoholic and Non-Alcoholic flavors and additional products, with the intention of developing other sources of flavor concentrate for each of our products. We believe that we have adequate sources of raw materials, which are available from multiple suppliers, and that in general we maintain good supplier relationships. The price of our concentrates is determined by our flavor houses and us, and may be subject to change. Prices for the remaining raw materials are generally determined by the market, and may change at any time. Increases in prices for any of these raw materials could have a material adverse impact on our ability to achieve profitability and our financial position. If we are unable to continue to find adequate suppliers for our raw materials on economic terms acceptable to us, this will adversely affect our results of operations.

      We may not be able to acquire and successfully integrate additional products in the future.

      We have grown our business primarily through acquisitions of brands and we expect to acquire additional brands in the future. There can be no assurance that we will be able to acquire additional products or assimilate all of the products we do acquire into our business or product mix. Acquisitions can be accompanied by risks such as potential exposure to unknown liabilities relating to the acquired product. We have entered into, and may continue to enter into, joint ventures, which may also carry risks of liability to third parties.

      Our inability to protect our trademarks, patent and trade secrets may prevent us from successfully marketing our products and competing effectively.

      Failure to protect our intellectual property could harm our brand and our reputation, and adversely affect our ability to compete effectively. Further, enforcing or defending our intellectual property rights, including our trademarks, patents, copyrights and trade secrets, could result in the expenditure of significant financial and managerial resources. We regard our intellectual property, particularly our trademarks and trade secrets to be of considerable value and importance to our business and our success. We rely on a combination of trademark, patent, and trade secrecy laws, confidentiality procedures and contractual provisions to protect our intellectual property rights. There can be no assurance that the steps taken by us to protect these proprietary rights will be adequate or that third parties will not infringe or misappropriate our trademarks, trade secrets (including our flavor concentrate trade secrets) or similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims against us, and we may have to pursue litigation against other parties to assert our rights. Any such claim or litigation could be costly and we may lack the resources required to defend against such claims. In addition, any event that would jeopardize our proprietary rights or any claims of infringement by third parties could have a material adverse affect on our ability to market or sell our brands, profitably exploit our unique products or recoup our associated research and development costs.

      We have limited working capital and will need to raise additional capital in the future.

      Our capital needs in the future will depend upon factors such as market acceptance of our products and any other new products we launch, the success of our independent distributors and our production, marketing and sales costs. None of these factors can be predicted with certainty.

      We will need substantial additional debt or equity financing in the future for which we currently have no commitments or arrangement. We cannot assure you that any additional financing, if required, will be available or, even if it is available that it will be on terms acceptable to us. If we raise additional funds by selling stock, the ownership of our existing shareholders will be diluted. Any inability to obtain required financing would have a material adverse effect on our business, results of operations and financial condition.

      Certain of our products are closely identified with celebrities and our brand recognition is significantly affected by their success in their profession.

      Certain of our products, and products for which we have acquired distribution rights, adopt the name of a single personality or celebrity, or is associated with a single personality or celebrity, such as Willie Nelson, Paul Newman and Chef Roy Yamaguchi. Therefore, any reduction of notoriety or any damage to the reputation of any such personality will correspondingly damage the associated product and could have a material adverse effect on the results of our operations.

Certain Factors Relating to Our Industry

      We compete in an industry that is brand-conscious, so brand name recognition and acceptance of our products are critical to our success.

      Our business is substantially dependent upon awareness and market acceptance of our products and brands by our targeted consumers, In addition, our business depends on acceptance by our independent distributors of our brands as beverage brands that have the potential to provide incremental sales growth rather than reduce distributors' existing beverage sales. Although we believe that we have been relatively successful towards establishing our brands as recognizable to date in both the alcoholic and non alcoholic beverage industry, it may be too early in the product life cycle of these brands to determine whether our products and brands will achieve and maintain satisfactory levels of acceptance by independent distributors and retail consumers.

      Opposition from traditional alcoholic and non-alcoholic beverage manufacturers may adversely affect our distribution relationships and may hinder development of our existing markets, as well as prevent us from expanding our markets.

      The beverage industry is highly competitive. We compete with other beverage companies, most of which have significantly more sales and significantly more resources, not only for consumer acceptance but also for shelf space in retail outlets and for marketing focus by our distributors, all of whom also distribute other beverage brands. Our products compete with all beverages, most of which are marketed by companies with greater financial resources than what we have. Some of these competitors are or will likely in the future, place severe pressure on independent distributors not to carry competitive alternative brands such as ours. We also compete with regional beverage producers and "private label" suppliers. Some of our Alcoholic competitors are Diageo, Pernod Ricard, Allied Domecq and Bacardi. Some of our direct competitors in the alternative beverage industry include Cadbury Schweppes (Snapple, Stewart, Nantucket Nectar, Mystic), Thomas Kemper, Boylans and Hansens. Increased competitor consolidations, market place competition, particularly among branded beverage products, and competitive product and pricing pressures could impact our earnings, market share and volume growth. If, due to such pressure or other competitive threats, we are unable to sufficiently maintain or develop our distribution channels, or alternative distribution channels, we may be unable to achieve our financial targets. As a means of maintaining and expanding our distribution network, we intend to introduce product extensions and additional brands. There can be no assurance that we will be able to do so or that other companies will not be more successful in this regard over the long term. Competition, particularly from companies with greater financial and marketing resources than those available to us, could have a material adverse effect on our existing markets, as well as our ability to expand the market for our products.

      We compete in an industry characterized by rapid changes in consumer preferences, so our ability to continue developing new products to satisfy our consumers' changing preferences will determine our long-term success.

      Our current market distribution and penetration may be limited with respect to the population as a whole to determine whether the brand has achieved initial consumer acceptance, and there can be no assurance that this acceptance will ultimately be achieved. In addition, customer preferences are also affected by factors other than taste, such as the recent media focus on obesity in youth. If we do not adjust to respond to these and other changes in customer preferences, our sales may be adversely affected.

      A decline in the consumption of alcohol could adversely affect our business

      There have been periods in U.S. history during which alcohol consumption declined substantially. A decline in alcohol consumption could occur in the future due to a variety of factors including: (i) a general decline in economic conditions, (ii) increased concern about health consequences and concerns about drinking and driving, (iii) a trend toward other beverages such as juices and water, (iv) increased activity of anti-alcohol consumer groups, and (v) increase federal, state or foreign excise taxes. A decline in the consumption of alcohol would likely negatively affect our business.

      We could be exposed to product liability claims for personal injury or possibly death.

      Although we have product liability insurance in amounts we believe are adequate, we cannot assure that the coverage will be sufficient to cover any or all product liability claims. To the extent our product liability coverage is insufficient, a product liability claim would likely have a material adverse affect upon our financial condition. In addition, any product liability claim successfully brought against us may materially damage the reputation of our products, thus adversely affecting our ability to continue to market and sell that or other products.

      Our business is subject to many regulations and noncompliance is costly.

      The production, marketing and sale of our alcoholic and non alcoholic beverages, including contents, labels, caps and containers, are subject to the rules and regulations of various federal, provincial, state and local health agencies. If a regulatory authority finds that a current or future product or production run is not in compliance with any of these regulations, we may be fined, or production may be stopped, thus adversely affecting our financial conditions and operations. Similarly, any adverse publicity associated with any noncompliance may damage our reputation and our ability to successfully market our products. Furthermore, the rules and regulations are subject to change from time to time and while we monitor developments in this area, our limited staff make it difficult for us to keep up to date and we have no way of anticipating whether changes in these rules and regulations will impact our business adversely. Additional or revised regulatory requirements, whether labeling, environmental, tax or otherwise, could have a material adverse effect on our financial condition and results of operations.

      The current U.S. economic uncertainty and international conflict, terrorism events all or individually may have an adverse impact on our sales and earnings, and our shipping costs have increased.

      We cannot predict the impact of the current economic uncertainty in the United States, or the current international situation on current and future consumer demand for and sales of our products. In addition, recent volatility in the global oil markets has resulted in rising fuel and freight prices, which many shipping companies are passing on to their customers. Our shipping costs have increased over the past several months, and we expect these costs may continue to increase. Due to the price sensitivity of our products, we do not anticipate that we will be able to pass these increased costs on to our customers.

Certain Factors Related to Our Common Stock

      Our Common Stock is not yet trading on the OTC Bulletin Board and, even if it is trading on the OTC Bulletin Board, a shareholder's ability to sell shares in the secondary trading market may be limited.

      Our Common Stock is not currently listed for trading in the United States on the OTC Bulletin Board maintained by the National Association of Securities Dealers, Inc. (the "OTC Bulletin Board") although we intend to apply for such trading. Even if our Common Stock is listed for trading on the OTC Bulletin Board, an investor may find it difficult to dispose of or to obtain accurate quotations as to the price of our securities than if the securities were traded on the Nasdaq Stock Market or another national exchange, like The New York Stock Exchange or American Stock Exchange.

      Because our Common Stock is considered a "penny stock," a shareholder may have difficulty selling shares in the secondary trading market.

      In addition, our Common Stock is subject to certain rules and regulations relating to "penny stock" (generally defined as any equity security that is not quoted on the Nasdaq Stock Market and that has a price less than $5.00 per share, subject to certain exemptions). Broker-dealers who sell penny stocks are subject to certain "sales practice requirements" for sales in certain nonexempt transactions (i.e., sales to persons other than established customers and institutional "accredited investors"), including requiring delivery of a risk disclosure document relating to the penny stock market and monthly statements disclosing recent price information for the penny stock held in the account, and certain other restrictions. For as long as our Common Stock is subject to the rules on penny stocks, the market liquidity for such securities could be significantly limited. This lack of liquidity may also make it more difficult for us to raise capital in the future through sales of equity in the public or private markets.

      The price of our Common Stock may be volatile, and a shareholder's investment in our Common Stock could suffer a decline in value.

      There could be significant volatility in the volume and market price of our Common Stock, and this volatility may continue in the future. Even if our Common Stock is accepted for listing on the OTC Bulletin Board, there is a greater chance for market volatility for securities that trade on the OTC Bulletin Board as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors, including the lack of readily available quotations, the absence of consistent administrative supervision of "bid" and "ask" quotations and generally lower trading volume. In addition, factors such as quarterly variations in our operating results, changes in financial estimates by securities analysts or our failure to meet our or their projected financial and operating results, litigation involving us, general trends relating to the beverage industry, actions by governmental agencies, national economic and stock market considerations as well as other events and circumstances beyond our control could have a significant impact on the future market price of our Common Stock and the relative volatility of such market price.

2.       Management's Discussion and Analysis or Plan of Operation.

Introduction

      The following discussion and analysis summarizes the significant factors affecting our (1) combined results of operations for fiscal 2004 compared to fiscal 2003 and (2) financial liquidity and capital resources. Also discussed below are our combined results of operations for the six-month period ended October 30, 2004 compared with our combined results of operations for the six-month period ended October 30, 2003. This discussion and analysis should be read in conjunction with the consolidated financial statements and notes included with this report.

Results of Operations

Year ended April 30, 2004 compared to year ended April 30, 2003

         Net Sales. Net sales were $1,354,453 in fiscal 2004, compared to net sales of $367,648 in fiscal 2003. We began selling our products in November 2002, so that fiscal 2003 net sales results do not reflect a full year. The increase in net sales in fiscal 2004 compared to fiscal 2003 was also due to (i) successful introduction of our existing products into new states and improved pricing and sales promotions in existing markets ($611,805) and (ii) the introduction of new products ($375,000).

         Gross Profit. Gross profit was $229,121 in fiscal 2004 (16.9% of net sales), compared to gross profit of $18,343 in fiscal 2003 (4.9% of net sales). The significant increase was primarily due to the (i) successful introduction of our existing products into new states and the introduction of new products in 2004 ($95,436), (ii) the elimination in 2004 of significant customer allowances and production costs associated with our start-up which we incurred in fiscal 2003 ($52,346) and (iii) improvements in pricing and purchasing and product mix models in fiscal 2004 ($62,996).

         Selling, General and Administrative Expenses. Selling, general and administrative expenses were $3,190,849 in fiscal 2004, an increase of 17.9% from expenses of $2,707,015 in fiscal 2003. The increase was primarily due to increases in (i) payroll and payroll related expenses associated with additional personnel of $668,991, (ii) sales commissions and entertainment expenses of $199,355 and (iii) additional warehousing expenses due to higher inventory levels and various other operating expenses of $99,409 in fiscal 2004. These increases were offset by decreases in marketing and one time product development expenses in 2004 caused by the execution of more efficient spending plans compared to fiscal 2003 of $235,757, and the elimination of various one-time legal expenses of $248,164 incurred in fiscal 2003.

         Other Expenses (net). Other expenses were $42,346 in fiscal 2004, a decrease of 86.1% from other expenses of $304,381 in fiscal 2003. The significant decrease was due to a nonrecurring loss of $300,000 incurred in 2003, representing a deposit we made in connection with a potential acquisition which we abandoned in fiscal 2003 due to uncertainty regarding the impact of the war in Iraq on the acquisition candidate's French wine business. We also incurred additional interest expense in fiscal 2004 as compared to fiscal 2003 of $37,965 due to increased borrowings.

The six months Ended October 31, 2004 compared to the six months ended October 31, 2003

         Net Sales: Net sales were $1,324,733 in the six months ended October 31, 2004 compared to net sales of $607,410 in the six months ended October 31, 2003. The increase of $717,323 or 118% was primarily due to
         (i) the introduction of Cohete Rum and Normans Wines subsequent to October 31, 2003 and (ii) the introduction of Old Whiskey River into additional states, together with improved pricing and sales promotion in existing markets. Our launch of our Cohete Rum brand in August 2004, was accomplished with incentive introductory pricing and discounts to our principal distributors. The sales growth offsets a reduction in our sales of Swiss T in the six months ended October 31, 2004 as the result of disputes, and ultimately litigation with our sole foreign supplier who has subsequently been replaced. See Legal Proceedings.

              Gross Profit: Gross profit was $342,001 in the six months ended October 31, 2004 (25.8% of net sales), compared to gross profit of $124,112 in the six months ended October 31, 2003 (20.4% of net sales). A substantial portion of this increase was attributable to the introduction of Cohete Rum and Normans Wines. The increase in gross profit as a percentage of net sales in the six months ended October 31, 2004 was favorably affected by reduced costs related to Old Whiskey River Bourbon, and a reduction of sales discounts from that which existed in the six months ended October 31, 2003. Our gross profit margins were negatively affected in the six months ended October 31, 2004 due to Swiss T inventory writedowns, and barter sales of our slower moving non-alcoholic flavors for which no gross profit margin was recognized.

             Selling, General and Administrative Expenses: Selling, general and administrative expenses were $2,070,768 in the six months ended October 31, 2004, an increase of 46.8% from expenses of $1,410,675 in the six months ended October 31, 2003. The increase was primarily due to increases in (i) payroll and payroll related expenses associated with additional personnel, (ii) sales commissions, marketing and selling expenses associated with our new products (principally Cohete Rum), and
         (iii) additional warehousing expenses caused by higher inventory levels during the six months ended October 31, 2004, and various other operating expense increases.

              Other Expenses (net): Other expenses (net) were $59,189 in the six months ended October 31, 2004 compared to $2,128 in the six months ended October 31, 2003, which increase was attributable to additional interest expense resulting from increased borrowings as compared to the previous period.

Impact of Inflation

         Inflation has not had a material effect on our results of operations.

Financial Liquidity and Capital Resources

General

      We have experienced net losses and negative cash flows from operations and investing activities in each of our two fiscal years, and for the six months ended October 31, 2004. Through October 31, 2004 we had accumulated losses of $8,474,457 and had consumed cash from operating and investing activities of $5,834,187. We have financed our operations and investments to date principally through advances from Gourmet Group described below, individual private placements of Maxmillian membership units, related party loans and advances under our factoring facility.

      On June 21, 2004 Gourmet Group initiated a Private Placement (the "Private Placement") of convertible notes ("GG Notes") and, between June 21, 2004 and October 6, 2004, raised a total of $962,500 from accredited investors. The GG Notes bear interest at 10% per annum, and unless converted into shares of our Common Stock at $.75 per share, shall be payable in eight equal quarterly installments, together with accrued interest, commencing one year from the issue date of each GG Note. The proceeds of the GG Notes were loaned by Gourmet Group to Drinks Americas and Drinks Americas issued promissory notes in like amounts to Gourmet Group under terms that are substantially equivalent to the GG Notes.

      Each holder may convert the principal amount of the GG Notes into shares of our Common Stock at a conversion price of $.75 per share for a ninety-day period commencing after our shares are traded on the OTC Bulletin Board. We can force conversion of the principal amount of the GG Notes for shares of our Common Stock at the same conversion price if the closing bid price per share of our Common Stock on the OTC Bulletin Board for ten consecutive trading days is not less than $1.00 per share.

      The holders of the GG Notes have the right to exchange the GG Notes for a promissory note issued by Drinks Americas in the same principal amount and repayment terms as the GG Notes and on consummation of such exchanges, and for a period of 180 days thereafter, the holders have the right to convert the principal amount of the Drinks Americas notes into Drinks Americas common stock based on a $30,000,000 valuation such that, for example, notes with a principal balance of $300,000 would be convertible into one percent of the common stock of Drinks Americas, on a fully diluted basis.

      In July 2004, we entered into a line of credit arrangement with one of our directors (who was then Gourmet Group's president and chairman), on behalf of himself and others, for aggregate borrowings of up to $290,000 bearing interest at 10% per annum. The loan is payable on demand, but we do not expect to repay the principal sum until we are able to obtain additional financing.

      In October 2003 we entered into a factoring agreement under which we assigned a substantial amount of our accounts receivable to a factor without recourse as to bad debts, but with recourse as to all customer claims. The agreement enables us to receive cash advances from the factor equal to 70% of the value of a customer invoice at date of invoicing. We receive the balance of an invoice at the time the invoice is paid in full to the factor less a factoring fee of generally between 2 1/2 % and 4% of the total invoice.

      In May 2004 we entered into an unsecured bank credit facility for borrowings of up to $200,000 with interest at 1.5% above prime, guaranteed by Fabio Berkowicz, our Chief Financial Officer. As of December 31, 2004, we owed the bank $200,000. The bank has extended this credit facility to August 2005.

      In October 2003 four individuals loaned the Company an aggregate of $110,000 which enabled us to commence Aguila Tequila production. In June 2004 these loans were repaid in full.

      During fiscal 2003 and 2004 we entered into two secured borrowing agreements with our shareholder, Ken Close, and his affiliate Nexcomm International Beverage LLC, each in the amount of $200,000, or an aggregate of $400,000, with the entire principal initially required to be repaid by January 2004, together with interest at 8% per annum. The repayment terms of the loans were subsequently modified and principal and accrued interest are repayable in an amount equal to one-third of all cash distributions we receive under our factoring facility. As of December 31, 2004 and October 31, 2004, we owed, including interest, $142,141 and $147,792, respectively, pursuant to these loans. In addition, in fiscal 2004, Mr. Close and his affiliate, Nexcomm International Beverage LLC, made to us from time to time loans aggregating $500,000 with interest payable effectively at the rate of 11.8% per annum, with no specific repayment terms for principal or interest. Including interest, the balances owed on these loans as of December 31, 2004 and October 31, 2004 were $404,638 and $398,374, respectively. We believe that these loans are the equivalent of demand loans and hope to make periodic payments to reduce the aggregate principal amount outstanding.

      In fiscal 2003 we acquired distribution rights and trademarks to two alcoholic brands for $475,000, of which $225,000 was evidenced by our promissory note to the seller. Such note's original maturity date of June 2003 was extended by the parties and the note was satisfied in full in November 2004.

      In December 2004, we received a loan of $100,000 from an individual, who beneficially owns less than 1% of our Common Stock, without issuing a written note. We believe that we will repay the loan principal, plus interest accrued at a rate to be agreed upon, in March 2005.

      In January 2005, we received $100,000 from an investor without executing formal written documents. We believe that the investor will convert this investment into shares of our Common Stock at a conversion price of $.75 per share. In such case, we would have to issue 133,334 shares of our Common Stock to the investor which would further dilute the percentage ownership of our shareholders. Alternatively, we will have to return the $100,000 to the investor together with interest in an amount to be agreed upon.

      We have an informal understanding with Mr. Shep Gordon pursuant to which he would have the option of converting all or a portion of the consulting fees which we owe to him into shares of our Common Stock at a conversion price to be agreed upon. The consulting agreement which we entered into in December 2002 with Mr. Gordon provides for $600,000 in fees to Mr. Gordon. We have not made any payments to Mr. Gordon under that agreement and $150,000 is past due.

      We expect to issue to four of our contract brokers, who are professional salespersons, an aggregate of 200,000 shares of our Common Stock as compensation. In addition, we expect to issue to certain "relationship partners" shares of our Common Stock or options to purchase shares of our Common Stock in order to provide incentives for them with respect to future business dealings with us. Moreover, we expect to adopt a stock option plan which will be used to provide incentives to existing employees and independent contractors and to facilitate the hiring of new employees and the development of new relationships with consultants and others. This program should decrease our cash requirements in the short term. Further, we may issue shares of our Common Stock in satisfaction of our accounts payable or other obligations. Shares of Common Stock which we issue in the future as described in this paragraph and the two immediately preceding paragraphs will have the effect of further diluting the percentage ownership of our shareholders. References in this Report to our outstanding Common Stock on a "fully-diluted basis" does not take into account the possibility of such future issuances.

      In fiscal 2003 we entered into a consulting agreement with a company, Marvin Traub & Associates ("MTA"), owned 100% by Marvin Traub, a member of the Board of Directors. MTA is being compensated at the rate of $100,000 per annum, a substantial portion of which has not been paid. As of December 31, 2004, the Company was indebted to MTA in the amount of $248,332.

      As of December 31, 2004 we owed J. Patrick Kenny, our President and Chief Executive Officer, and Westridge Partners, LLC (the consulting company which is wholly-owned by Mr. Kenny) an aggregate of $270,126 of unpaid compensation.

      As of December 31, 2004 we owed Victory Partners, LLC (the consulting company which is wholly-owned by Bruce Klein, our Chairman of the Board) an aggregate of $506,500 of unpaid compensation.

      As of December 31, 2004 we owed Jason Lazo, our Chief Operating Officer, an aggregate of $150,492 of unpaid compensation.

      We entered into a financial consulting agreement with Fabio Berkowicz, our Chief Financial Officer, in October 2003 providing for compensation at an annual rate of $100,000. To date we have not paid Mr. Berkowicz and, as of December 31, 2004, we owed him approximately $117,000 under such consulting agreement.

      In fiscal 2004 Vigilant Investors, a company controlled by Bruce K. Klein, Chairman of our Board of Directors, loaned the Company $25,000. This loan is currently unpaid, is non-interest bearing and there is no specified repayment date.

      In February 2005, a shareholder of Gourmet Group paid $68,608 to one of our suppliers to satisfy our obligation to such supplier. Such amount is effectively a demand loan to us and we have not yet repaid such loan.

      We have entered into an investment banking agreement pursuant to which a placement agent will attempt to procure equity-related financing for us of between $6,000,000 and $10,000,000 (the "2005 Equity Offering") at a price and under such terms that are mutually agreeable and have not yet been determined. While this financing program is developed, the placement agent will attempt to raise up to $1,000,000 for us in bridge note financing which proceeds will be repaid from the proceeds of the 2005 Equity Offering, be converted into shares of our Common Stock at the lower of the per share price equivalent in the 2005 Equity Offering or $.45 per share, or be repaid, together with interest at the rate of 10% per annum, on the first anniversary of the issuance of the bridge notes. In connection with the bridge note financing, we expect to issue warrants to purchase the number of shares of our Common Stock equal to the dollar amount raised in the bridge note financing, with a per share exercise price equal to the lower of $.45 or the per share price equivalent in the 2005 Equity Offering. We cannot assure you that we will be able to obtain such financings or any other financing.

      We require additional working capital to continue operating as a going concern and to expand our business. We anticipate that increased sales revenues will help to some extent, but we will need to secure a new credit facility and/or additional equity or debt financing. In the event we are not able to increase working capital, we will not be able to achieve all or part of our plan, and our ability to attain profitable operations, generate positive cash flows from operating and investing activities and materially expand the business will be materially adversely affected.

Off Balance Sheet Arrangements

      Not applicable.

Critical Accounting Policies

      Our significant accounting policies are more fully described in Note 2 to the audited financial statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities. Actual results could differ from those estimates under different assumptions or conditions. We believe that the following critical accounting policy is subject to estimates and judgments used in the preparation of the financial statements:

      Long Lived Assets. Long-lived assets, including intangible assets, property, furniture and equipment are reviewed for impairment when events or circumstances indicate that the carrying value may not be recoverable based on certain judgments and estimates. These judgments and estimates include the determination of an event indicating impairment; the future undiscounted cash flows to be generated by the asset, including the estimated life of the asset and likelihood of alternative courses of action; and risks associated with those cash flows. An impairment charge is recorded equal to the difference between the carrying amount of the asset and its fair value.

      Useful lives of long-lived assets are based on management's estimates of the periods that the assets will be productively utilized in the revenue-generation process. Factors that affect the determination of lives include prior experience with similar assets and product life expectations and management's estimate of the period that the assets will generate revenues.

Quantitative and Qualitative Disclosure about Market Risk

      We do not hold instruments that are sensitive to changes in interest rates, foreign currency exchange rates or commodity prices. Therefore, we believe that we are not materially exposed to market risks resulting from fluctuations from such rates or prices.

      We do not hold instruments that are sensitive to changes in interest rates, foreign currency exchange rates or commodity prices. Therefore, we believe that we are not materially exposed to market risks resulting from fluctuations from such rates or prices.

3.       Description of Property.

      As a subtenant we lease 2,739 square feet of office in Wilton, Connecticut under an operating sublease which will expire September 30, 2009, with minimum annual rent payments of approximately $50,000 through July 31, 2009. We may, at our option, terminate the lease effective July 31, 2007, subject to formal notification to the sublessor no later than July 31, 2006.

      We believe our leased premise is suitable and adequate for our use and, in the opinion of management, is adequately covered by insurance.

      The company utilizes two public warehouses under contract for bonded spirits and wine storage as well as non alcoholic beverage storage. The company does not own or have an interest in these facilities.

4.       Security Ownership

      Listed below are persons who, after the Share Exchange was completed, beneficially owned 5% or more of our outstanding Common Stock and our officers and directors who on completion of the Share Exchange beneficially owned any shares of our outstanding Common Stock. With the exception of Mr. Schulman, all other holders listed below own their shares of Common Stock indirectly, by way of owning membership interests in Maxmillian Partners, LLC, which is the majority shareholder of the Company. It is expected that Maxmillian Partners will shortly be liquidated and its shares of Common Stock will be distributed pro rata to its members.

------------------------ ------------------------------------- -------------------------
                                 Aggregate Number of                Percentage of
Name                          Shares Beneficially Owned           Outstanding Shares
------------------------ ------------------------------------- -------------------------
J. Patrick Kenny                                   14,304,398                   (29.1%)
------------------------ ------------------------------------- -------------------------
Bruce Klein                                    10,031,167 (1)                   (20.4%)
------------------------ ------------------------------------- -------------------------
Kenneth Close                                   8,120,796 (2)                   (16.5%)
------------------------ ------------------------------------- -------------------------
Thomas Schwalm                                  2,482,533 (3)                    (5.0%)
------------------------ ------------------------------------- -------------------------
Fabio Berkowicz                                 1,522,012 (4)                    (3.1%)
------------------------ ------------------------------------- -------------------------
Jason Lazo                                            277,916                      *(5)
------------------------ ------------------------------------- -------------------------
Marvin Traub                                          160,959                      *(5)
------------------------ ------------------------------------- -------------------------
Fredrick Schulman                           1,053,370 (6) (7)                    (2.1%)
------------------------ ------------------------------------- -------------------------

(1) All shares are owned through Peter Christian and Associates, LLC, of which Mr. Klein is the manager.

(2) Includes 6,279,957 shares owned by Nexcomm International Beverage, LLC, of which Mr. Close is the manager.

(3) All shares are owned through Greenwich Beverage Group, LLC, of which Mr. Schwalm is the manager.

(4) All shares are owned through MFADS, LLC of which Mr. Berkowicz is the manager.

(5)   Less than 1.0%

(6) Includes 219,970 shares owned by Mr. Schulman's wife, Lois Shapiro, to which shares Mr. Schulman disclaims beneficial ownership. 250,000 of Mr. Schulman's shares have been pledged for certain obligations.

(7) Does not include 600,000 shares owned by JGS Supermarket Management Corp., an entity owned and controlled by Mr. Schulman's sister.

5.       Directors, Executive Officers, Promoters and Control Persons.

As a result of the Share Exchange, our directors and officers are as follows:

------------------------------------ ---------- ---------------------------------------
Name                                 Age        Positions and Offices
------------------------------------ ---------- ---------------------------------------
J. Patrick Kenny                     48         President  and Chief  Executive Officer
------------------------------------ ---------- ---------------------------------------
Bruce Klein                          49         Chairman of the Board of Directors
------------------------------------ ---------- ---------------------------------------
Jason Lazo                           38         Chief Operating Officer
------------------------------------ ---------- ---------------------------------------
Fabio Berkowicz                      54         Chief Financial Officer
------------------------------------ ---------- ---------------------------------------
Marvin Traub                         79         Member, Board of Directors
------------------------------------ ---------- ---------------------------------------
Thomas Schwalm                       60         Member, Board of Directors
------------------------------------ ---------- ---------------------------------------
Fredrick Schulman                    52         Member, Board of Directors
------------------------------------ ---------- ---------------------------------------

J. Patrick Kenny has served as the Chairman and Chief Executive Officer of Drinks Americas since it was founded in September 2002 and is our President and Chief Executive Officer, and a member of our Board of Directors, as of the Merger and Share Exchange. He is a former Senior Vice President and General Manager of Joseph E. Seagram & Sons, for which he held a variety of senior management positions over 22 years, with increasing levels of responsibility in Seagram's wine, wine cooler, alcoholic and non-alcoholic beverage divisions.

Mr. Kenny managed Seagram's worldwide carbonated soft drink operations from 1992 through March 2000. He held the title of Senior Vice President and General Manager when he left Seagram in March 2000, prior to its sale to Vivendi Universal. In April, 2000, he co-founded Sweet16 Intermedia, Inc., a trademark licensing and media company which was sold to TEENTV Inc., a media company for chain retailers and mall properties. He has also acted as adviser to several Fortune 500 beverage marketing companies, and has participated in several beverage industry transactions. Prior to joining Seagram, Mr. Kenny was employed in a range of sales and sales management positions with Scott Paper Co. and then Coca Cola's Wine Spectrum. Mr. Kenny was educated at West Point (U.S. Military Academy), until an athletic injury required lengthy treatment. He later received a B.A. at Georgetown University, and an M.A. at St. Johns University in New York.

Bruce K. Klein has served as the Vice Chairman of the Board of Drinks Americas since it was founded in September 2002 and is our Chairman of the Board. Since February, 1999, he has served as the Managing Partner of Victory Partners LLC, a company created to fund privately developing businesses in their early stages. In the last five years, such company has funded six businesses in technology, vitamins and internet services areas, of which three have became public companies and three remain private. From 1992 to 1997 Mr. Klein was a registered representative of the Equitable companies, responsible for sales and services to high income clients, acting as investment advisor and estate planner to an exclusive client base. From 1986 to 1991 Mr. Klein served as President of Transatlantic Exports Corp., where his duties included purchasing and exporting of finished and contract goods throughout Europe and Africa. From 1980 through 1991, Mr. Klein owned several retail businesses in lumber, hardware home centers and decorating. He received a B.S. in Finance and an M.B.A in Marketing from Fairleigh Dickinson University.

Jason Lazo has served as the Chief Operating Officer of Drinks Americas since May, 2003. From December, 1997 to May, 2003, he worked for Joseph E. Seagram & Sons as Director of Finance, during which he served in the Mixers Group of Seagram working with Mr. Kenny. From January, 1990 to December, 1997, Mr. Lazo worked at Kraft Foods as Manager of Business Analysis, with responsibility for the Capri Sun and Kool-Aid Koolburst, and Ready to Drink Country Time & Crystal Lite brands. He has also worked as a Kraft Foods Plant Controller, managing the start-up of Capri Sun and Lender's Bagels. He has worked in logistics and procurement for Kraft Foods central manufacturing organization and in corporate finance for Entenmann's Bakeries, Inc. He received a B.S. in Finance and an M.S. in Accounting from Long Island University.

Marvin Traub was an initial investor with Mr. Kenny in Maxmillian Partners, LLC. He joined our Board of Directors upon our completion of the Share Exchange. From 1978 to 1991 he served as CEO and Chairman of Bloomingdales. His background is in marketing, retail, home furnishings and apparel. Mr. Traub serves as President of his own marketing and consulting firm, Marvin Traub Associates ("MTA") which he founded in 1992. MTA currently has clients in 14 countries and an outstanding team of 18 consultants all former principals in the retail and consumer goods sectors. Previous to that, Mr. Traub served as Chairman of Financo Global Consulting, the consulting arm of Financo, Inc., where he was Senior Advisor.

Mr. Traub is the author of "Like No Other Store..." a combination autobiography and history of Bloomingdale's and American retailing. It was first published in 1993 by Random House and has since gone through three printings.

Mr. Traub's consulting clients include American Express, Ralph Lauren, Jones New York, Saks Fifth Avenue, Federated Department Stores, Nautica Europe, Lanvin-France, Coin-Italy, Men's Health, Yue Sai Kan-China, Aishti-Lebonon, Quartier 206-Berlin, The Mercury Group-Moscow, Al Tayer Group-Dubai and AOL Time Warner Center at Columbus Circle in New York.

In 2005, in partnership with Mohan Murjani, Mr. Traub created Murjani Traub India Ltd., a joint venture aimed at bringing global brands to India with offices in New York and Mumbai.

Thomas H. Schwalm was an initial investor with Mr. Kenny in Maxmillian Partners. He joined our Board of Directors upon our completion of the Share Exchange. He is a 25 year veteran of the beverage industry. In 1995, he co-founded the South Beach Beverage Company, known as SoBe beverage, which was acquired by PepsiCo, Inc. in 2001. From 1995 to January 2001, he served as managing member of SoBe beverage.

Mr. Schwalm's career includes various managerial positions with the Joseph Schlitz Brewing Company from 1968-1982 and as Group Marketing Director for the Stroh Brewing Company from 1982-1984, where he managed a $100 million marketing budget and introduced Stroh nationally in 1983. From 1985-1992 he was VP of Sales and Marketing for Dribeck Importers, the US importer for Becks Beer. In 1992 Mr. Schwalm became President of Barton Beers, in Chicago. Barton Beers imported and marketed the Modelo brands - Corona, Corona Light, Pacifico, Negro Modelo and Modelo Especiale. Barton Beers also imported Tsingtao from China, Double Diamond from England, St. Pauli Girl from Germany and Peroni from Italy and Point Beer from the Steven Point Brewing Company.

Since January, 2002, he has served as CEO and President of the Thousand Islands Country Club, an exclusive golfing resort, and The Preserve, a luxury residential development, both located in upstate NY. Mr. Schwalm graduated in 1968 from the University of Wisconsin.

Fredrick Schulman has served as the Chairman and President of Gourmet Group, Inc. since September 2000 and is a member of our Board of Directors. He has 25 years of experience in corporate and commercial finance, venture capital, leveraged buy outs, investment banking and corporate and commercial law.

Mr. Schulman's career includes key positions with RAS Securities in New York from 1994-1998 as General Counsel and Investment Banker, eventually becoming Executive Vice President and Director of Investment Banking. From 1999 to September, 2001, he was President of Morgan Kent Group, Inc., a venture capital firm based in New York and Austin, Texas. Since September, 2003, Mr. Schulman has served as Chairman of Skyline Multimedia Entertainment, Inc., a publicly traded company, and, since September, 2002, he has served as President and Director of East Coast Venture Capital, Inc., a specialized small business investment company and community development entity based in New York.

Fabio Berkowicz has served as the Chief Financial Officer of Drinks Americas since October 2004. He is a certified public accountant with over 35 years experience in public accounting. Prior to joining the Company he was a senior partner of Edward Isaacs and its successor, McGladrey & Pullen. For McGladrey & Pullen, Mr. Berkowicz was a managing partner of its New York City regional office. He was responsible for managing over 200 accountants and CPA professionals and overseeing accounting services for the full range of both firms' clients.

6.       Executive Compensation.

Compensation of Executive Officers

      The following table shows for fiscal years ended April 30, 2004 and 2003, respectively, certain compensation awarded or paid to, or earned by, the following persons (collectively, the "Named Executive Officers").

o     J. Patrick Kenny, our President and Chief Executive Officer;

o     Bruce Klein, our Chairman of the Board,

o     Jason Lazo, our Chief Operating Officer, and

o Fredrick Schulman, former President of Gourmet Group, Inc., the Company's Nevada Predecessor.

      Other than the Named Executive Officers, none of our executive officers earned more than $100,000 in salary and bonus for the 2004 or 2003 fiscal years. We did not grant stock options or restricted stock to them during the periods indicated.

                           Summary Compensation Table

                                                                                                                      Long Term
                                                                                                                     Compensation
                                                     Fiscal   Annual Compensation                Other Annual       Securities Under
Name and Principal Position                           Year        Salary($)       Bonus($)     Compensation($)    Options Granted(#)
----------------------------------------           ---------  ------------------ ---------     ---------------   -------------------
J. Patrick Kenny,                                      2004     $    240,000    $    --            $       --          --
President  and Chief Executive Officer
                                                       2003          240,000         --                    --          --

Bruce Klein,                                           2004          240,000         --                    --          --
Chairman of the Board
                                                       2003          240,000         --                    --          --

                                                                                     --                    --          --
Jason Lazo,                                            2004          125,000         --                    --          --
Chief Operating Officer
                                                       2003          125,000         --                    --          --

Fredrick Schulman,                                     2004               --         --                    --          --
Former President of Gourmet Group, Inc.
                                                       2003               --         --                    --          --

      Of the $240,000 compensation for fiscal 2004 which is identified in the above table as earned by Mr. Kenny, $29,700 was payable to Westridge Partners, LLC, a consulting company wholly-owned by Mr. Kenny. All of the aggregate compensation which is identified in the above table as earned by Mr. Klein in fiscal years 2004 and 2003 was payable to Victory Partners, LLC, a consulting company managed by Mr. Klein. The compensation in the above table reflects amounts earned by the identified persons (or companies controlled by them) but not all of such amounts have actually been paid to them. As of December 31, 2004, of the compensation identified in the above table, we had not paid the following amounts: for Mr. Kenny (and Westridge Partners, LLC), $110,126 relating to fiscal 2004; for Mr. Klein (and Victory Partners, LLC), $240,000 relating to fiscal 2004 and $106,500 relating to fiscal 2003; and for Mr. Lazo, $67,164 relating to fiscal 2004.

Employment Agreements and Change-in-Control Arrangements

      We do not have any employment agreements with our officers.

Incentive Plans

      We have not adopted any stock option plans and any incentive plans previously adopted by Gourmet Group have been canceled.

                        Option Grants in Last Fiscal Year

      We did not grant to the Named Executive Officers options to purchase shares in fiscal 2004.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year-End Option Values

      None of our officers held stock options to purchase shares during fiscal 2004, except that Fredrick Schulman held stock options to purchase 188,400 shares of our Common Stock (or 1,884,000 shares before the "reverse split") at market value, which options he exercised in May 2004 at the exercise price of $.001 per share.

      We have not compensated our Board members for their participation on the Board and do not have any standard or other arrangements for compensating them for such service. However, we have made payments for other reasons, as described in this "Executive Compensation" section and the following "Certain Relationships and Related Transactions" section.

7. Certain Relationships and Related Transactions.

      In July 2004, Fredrick Schulman, one of our directors (who was then Gourmet Group's president and chairman), on behalf of himself and others, extended an unsecured credit facility to the Company in an amount of up to $290,000. The outstanding principal amount as of February 2005 under this credit facility is $290,898. Of the $290,000, Mr. Schulman advanced $118,770 to Company. The promissory note representing such credit facility provides for interest at the rate of 10% per annum, with principal repayment (in whole or in part) upon demand. We have not made any payments of principal or interest to date.

      In fiscal 2003 we entered into a marketing consulting agreement with a company, Marvin Traub & Associates ("MTA"), owned 100% by Marvin Traub, a member of the Board of Directors. MTA is being compensated at the rate of $100,000 per annum, a substantial portion of which has not been paid. As of December 31, 2004, the Company was indebted to MTA in the amount of $248,332.

      During fiscal 2003 and 2004 we entered into borrowing agreements with one of our shareholders, Ken Close, and his affiliate Nexcomm International Beverage, LLC, with respect to borrowings in the aggregate amount of $900,000. See Management's Discussion and Analysis or Plan of Operation-Financial Liquidity and Capital Resources.

      J. Patrick Kenny, our President and Chief Executive Officer earned compensation from us in the amount of $240,000 in fiscal 2004, $210,300 in fiscal 2003 and $100,165 during the six months ended October 31, 2004. In addition, Westridge Partners, LLC, a consulting company wholly-owned by Mr. Kenny, earned consulting fees from us in the amount of $29,700 in fiscal 2004 and $19,835 during the ten months ended February 28, 2005 for services provided to us by Mr. Kenny through such entity. As of December 31, 2004 we owed Mr. Kenny (and Westridge Partners, LLC) $270,126 of unpaid compensation and fees.

      Victory Partners, LLC ("Victory"), an entity wholly-owned by Bruce K. Klein, our Chairman of the Board earned $240,000 of consulting fees in each of the fiscal years 2004 and 2003 and $120,000 for the six months ended October 31, 2004. These fees were earned by Victory due to the services provided to us by Mr. Klein through Victory. As of December 31, 2004 we owed Victory Partners $506,500 of unpaid compensation.

      Jason Lazo, our Chief Operating Officer is owed $150,492 of unpaid compensation as of December 31, 2004.

      In May 2004 we entered into an unsecured $200,000 bank credit facility with interest at 1.5% above the prime rate, and as of December 31, 2004 we owed the bank $200,000. Fabio Berkowicz, our Chief Financial Officer, has personally guaranteed our obligation to the bank. In addition we entered into a financial consulting agreement with Mr. Berkowicz in October 2003 providing for compensation at an annual rate of $100,000. Mr. Berkowicz has provided us with general financial services and arranged for and negotiated certain of our commercial lending arrangements. To date we have not paid Mr. Berkowicz, and as of December 31, 2004 we owed him approximately $117,000.

      In fiscal 2004 Vigilant Investors, a company controlled by Bruce K. Klein, Chairman of our Board of Directors, loaned the Company $25,000. This loan is currently unpaid, is non-interest bearing and there is no specified repayment date.

      We incurred licensing royalty expenses of $147,000 and $39,000 in fiscal 2004 and 2003, respectively, to Old Whiskey River Distilling Company, LLC in which we own a 25 percent membership interest.

8. Description of Securities.

      After the Merger and Share Exchange, we had authorized capital stock consisting of (a) 100,000,000 shares of Common Stock, par value $.001 per share, of which approximately 49,222,491 shares are issued and outstanding, and (b) 1,000,000 shares of Preferred Stock, par value $.001 per share, of which no shares are issued or outstanding.

      With respect to the Common Stock: Holders of shares are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of shares do not have cumulative voting rights. Holders of shares are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefore. In the event of our liquidation, dissolution or winding up, the holders of shares are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares are fully paid and non-assessable. Holders of shares have no preemptive rights to purchase shares of our capital stock. There are no conversion or redemption rights or sinking fund provisions with respect to our shares.

9. Market Price of and Dividends on the Registrant's Common Equity and other Shareholder Matters.

      As of December 31, 2004, the number of holders of record of our Common Stock, $.001 par value, was approximately 487.

      At this time there is no active market for our Common Stock. We intend to apply for trading our Common Stock in the future in the over-the-counter market and to apply for the Common Stock to be quoted on the OTC Electronic Bulletin Board.

Dividends

      We have paid no cash dividends and have no present plan to pay cash dividends, intending instead to reinvest our earnings, if any. Payment of future cash dividends will be determined from time to time by our Board of Directors, based upon our future earnings (if any), financial condition, capital requirements and other factors. We are not presently subject to any contractual or similar restriction on our present or future ability to pay such dividends.

      The shares of our public company Predecessor, known as Gourmet Group, Inc. (trading as "GOUG"), were not, for the past three years, listed on an exchange and therefore only traded, on average, once or twice per month, with minimal volume. The price of the Gourmet Group common stock has been consistently listed as $.001 (or $.0001 before giving effect to the "reverse split") over the last three (3) years.

      The following is a summary of the high and low prices of the Gourmet Group common stock, giving effect to the "reverse split", for each quarter from the beginning of our 2003 fiscal year:

------------------------------------- ----------- ------------------------------
5/1/02 - 7/31/02                      High:       $1.00
                                      Low:        $.10
------------------------------------- ----------- ------------------------------
8/1/02 - 10/31/02                     High:       $.15
                                      Low:        $.15
------------------------------------- ----------- ------------------------------
11/01/02 - 1/31/03                    High:       $.10
                                      Low:        $.001
------------------------------------- ----------- ------------------------------
2/1/03 - 4/30/03                      High:       $.001
                                      Low:        $.001
------------------------------------- ----------- ------------------------------
5/1/03 - 7/30/03                      High:       $.015
                                      Low:        $.001
------------------------------------- ----------- ------------------------------
8/1/03 - 10/31/03                     High:       $.015
                                      Low:        $.001
------------------------------------- ----------- ------------------------------
11/1/03 - 1/31/04                     High:       $.015
                                      Low:        $.001
------------------------------------- ----------- ------------------------------
2/1/04 - 4/30/04                      High:       $.001
                                      Low:        $.001
------------------------------------- ----------- ------------------------------
5/1/04 - 7/31/04                      High:       $.015
                                      Low:        $.001
------------------------------------- ----------- ------------------------------
8/1/04 - 10/31/04                     High:       $.001
                                      Low:        $.001
------------------------------------- ----------- ------------------------------
11/1/04 - 1/31/05                     High:       $.002
                                      Low:        $.001
------------------------------------- ----------- ------------------------------

      The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

      Other than the GG Notes issued in connection with the Private Placement, and except for certain arrangements and informal plans described above in Management's Discussion and Analysis or Plan of Operation - Financial Liquidity and Capital Resources, we do not have outstanding any options or warrants to purchase our Common Stock. The holders of the GG Notes have "piggyback" registration rights as provided in the GG Notes.

      As of February 28, 2005, approximately 2,395,000 shares of Common Stock held by the shareholders of Gourmet Group prior to the Share Exchange may be sold under Rule 144 under the Securities Act of 1933, as amended.

      We do not have any equity compensation plans except for certain arrangements and informal plans described above in Management's Discussion and Analysis or Plan of Operation - Financial Liquidity and Capital Resources.

10.      Legal Proceedings.

      The Company was recently sued in Superior Court of New Jersey, Bergen County, by a European supplier for $51,655.51 (Bischofszell v. Drinks Americas, Inc., Docket # BER-L-14178-04). The date the Company must answer the complaint in this action has been extended and the answer has not yet been filed. The Company has retained litigation counsel and plans to vigorously defend this suit. The Company believes it has meritorious defenses, as well as counterclaims far in excess of the amount claimed by the supplier.

11.      Changes in and Disagreements With Accountants.

      Not Applicable.

12.      Recent Sales of Unregistered Securities.

      On June 21, 2004, Gourmet Group, Inc. initiated a Private Placement of convertible notes (identified above as the GG Notes), in a minimum amount of $100,000 and a maximum amount of $1,500,000. The offering was to accredited investors only. The offering raised a total of $962,500 from eight (8) different accredited investors. No placement agent or brokers commissions were paid in the Private Placement. The holders of the GG Notes have "piggyback" registration rights.

      Pursuant to their terms, the GG Notes accrue interest at the rate 10% per annum, and are convertible into shares of Common Stock at $ 0.75 per share (inclusive of principal and accrued interest). If not converted, interest is due after one (1) year, and quarterly thereafter, and principal is to be repaid in equal quarterly installments during the second and third years of the term of the GG Notes.

      In 2003, Gourmet Group, Inc. sold 250,000 shares (2,500,000 shares before the "reverse split") of Common Stock for $.10 per share to four (4) accredited investors. The total purchase price for such shares was $25,000.

      In January 2005, we received $100,000 from an investor without executing formal written documents. We believe that the investor will convert this investment into shares of our Common Stock at a conversion price of $.75 per share. In such case, we would have to issue 133,334 shares of our Common Stock to the investor which would further dilute the percentage ownership of our shareholders. Alternatively, we will have to return the $100,000 to the investor together with interest in an amount to be agreed upon.

      Other than such sales of shares and the securities issued in connection with the Share Exchange and the Private Placement described above, during the past three years, we did not sell any securities which were not registered under the Securities Act of 1933, as amended. We believe that the issuances in connection with such sales, the Share Exchange and the Private Placement were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

13.      Indemnification of Directors and Officers.

      Our certificate of incorporation and by-laws provide that we will indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director, officer or employee of our company or serves or served at our request as a director, officer or employee of another corporation or entity.

      We may enter into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our certificate of incorporation and by-laws. These agreements, among other things, would indemnify our directors and officers for certain expenses (including advancing expenses for attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us or in our right, arising out of such person's services as a director or officer of our company, any subsidiary of ours or any other company or enterprise to which the person provides services at our request. In addition, we have received a commitment for insurance providing indemnification for our directors and officers for certain liabilities and believe that the effective date of such insurance will be retroactive to the closing of the Share Exchange. We believe that these indemnification provisions and agreements and related insurance are necessary to attract and retain qualified directors and officers.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 9.01.          FINANCIAL STATEMENTS AND EXHIBITS

      (a) and (b) The combined financial statements for Maxmillian Partners, LLC and Affiliates, for the periods and the dates indicated, are filed with this report. The combined statement of operations for the fiscal years ended April 30, 2004 and 2003 and the balance sheet data as of April 30, 2004 and April 30, 2003 set forth below have been audited by Bernstein & Pinchuk, independent certified public accountants, whose report thereon indicated a qualification on these financial statements. Filed with this report are (i) the consolidated balance sheet as of October 31, 2004 and consolidated statements of operations and cash flows for the six month periods ended October 31, 2004 and 2003, such statements becoming consolidated as the result of Maxmillian recently acquiring a controlling interest in the affiliate, Maxmillian Mixers, LLC, and (ii) pro forma consolidated balance sheet of Drinks Americas Holdings, Ltd., as of October 31, 2004 and the pro forma consolidated statements of operations for the six months ended October 31, 2004 and the year end April 30, 2004, as if the business combination had occurred on May 1, 2003.

      (c) Exhibits

      The Company hereby agrees to provide to the Commission upon request any omitted schedules or exhibits to the documents listed on this Item 9.01.

Exhibit Nos.
------------

2.1 Agreement and Plan of Share Exchange, dated as of June 9, 2004, among Gourmet Group, Inc., Drinks Americas, Inc. and the shareholders of Drinks Americas, Inc. 3.1 Certificate of Incorporation of Drinks Americas Holdings, Ltd.

3.2   By-Laws of Drinks Americas Holdings, Ltd.

4.1 Form of 10% Convertible Promissory Note issued by Gourmet Group, Inc., including Registration Rights provisions.

10.1 Form of 10% Promissory Note issued by Drinks Americas, Inc. to Gourmet Group, Inc. relating to the proceeds of the Private Placement.

10.2 Agreement, dated April 6, 2004, between Paul Newman, Newman's Own, Inc. and Drinks Americas, Inc. relating to the distribution of Newman's Own Lightly Sparkling Fruit Juices.

10.3 Letter, dated May 12, 2003, from Interamericana de Licores, S.A. to Drinks Americas, Inc. relating to the production of Cohete Rum.

10.4 Purchase Agreement, dated July 29, 2003, between Drinks Americas, Inc. and Aguila Tequila Partners relating to Aguila Tequila.

10.5 Agreement, dated June 24, 2003, between Xanadu Wines Limited and Drinks Americas, Inc. relating to the distribution of Xanadu Normans Wines.

10.6 Interest Purchase Agreement, dated December 9, 2002, between Drinks Americas, Inc. and Shep Gordon.

10.7 Assignment, dated December 9, 2002, from Shep Gordon to Drinks Americas, Inc. of the limited liability company interests in Old Whiskey River Distilling Company LLC.

10.8 Assignment, dated December 9, 2002, from Shep Gordon to Drinks Americas, Inc. of the limited liability company interests in Y Sake LLC.

10.9 Assignment, dated December 9, 2002, from Alive Enterprises, Inc. to Old Whiskey River Distilling Company LLC of Trademark rights to Old Whiskey River.

10.10 Assignment, dated December 9, 2002, from Alive Enterprises, Inc. to Y Sake LLC of Trademark rights to Y Sake

10.11 Trademark License Agreement, dated December 9, 2002, between Drinks Americas, Inc. and Old Whiskey River Distilling Company LLC relating to Old Whiskey River and Willie Nelson.

10.12 Trademark License Agreement, dated December 9, 2002, between Drinks Americas, Inc. and Y Sake LLC relating to Y Sake and Roy Yamaguchi.

10.13 Distributor Rights Agreement, dated December 9, 2002, between Old Whiskey River Distilling Company LLC and Drinks Americas, Inc.

10.14 Distributor Rights Agreement, dated December 9, 2002, between Y Sake LLC and Drinks Americas, Inc.

Exhibit Nos.
------------

10.15 Consulting and Exclusive Referral Agreement, dated December 9, 2002, by and among Shep Gordon, Drinks Americas, Inc. and Maxmillian Partners, LLC.

10.16 Sublease Agreement, dated August 12, 2002, by and between Blau Marketing Technologies, Inc. as Sublandlord and Maxmillian Partners, LLC as subtenant.

10.17 Amended and Restated License Agreement, dated December 10, 2002, between Old Whiskey River Distilling Company, LLC and Willie Nelson.

10.18 Consulting Letter Agreement, dated March 28, 2002, between Marvin Traub Associates, Inc. and Maxmillian Partners, LLC.

10.19 Letter, dated October 28, 2002, from DAS Communications Ltd. (David Sonenberg) to Drinks Americas, Inc.

10.20 Restated (Demand) Promissory Note, dated as of July 9, 2004, in the amount of $290,000 from Drinks Americas, Inc. to Fredrick Schulman as agent for the payees.

10.21 Promissory Note, dated May 10, 2004, in the amount of $200,000 from Drinks Americas, Inc. to Bank Leumi USA.

10.22 Unlimited Guaranty, dated May 13, 2004, from Drinks Americas, Inc. to Bank Leumi USA.

10.23 Secured Convertible Note and Agreement, dated April 8, 2003, in the amount of $200,000 from Maxmillian Partners LLC to Nexcomm International Beverages, LLC.

10.24 Guaranty Agreement, dated April 8, 2003, between Drinks Americas, Inc. and Nexcomm International Beverages, LLC.

10.25 Security Agreement, dated April 8, 2003, by and between Drinks Americas, Inc. and Nexcomm International Beverages, LLC.

10.26 Secured Convertible Note and Agreement, dated July 28, 2003, in the amount of $200,000 from Maxmillian Partners LLC to Nexcomm International Beverages, LLC.

10.27 Security Agreement, dated July 28, 2003, by and between Maxmillian Partners LLC and Kenneth H. Close.

10.28 Security Agreement, dated July 28, 2003, by and between Drinks Americas, Inc. and Kenneth H. Close.

10.29 Guaranty Agreement, dated July 28, 2003, between Maxmillian Mixers LLC and Kenneth H. Close.

10.30 Promissory Note, dated October 15, 2004, in the amount of $155,975 from Drinks Americas, Inc. to Nexcomm International Beverages, LLC.

10.31 Promissory Note, dated October 15, 2004, in the amount of $352,167 from Drinks Americas, Inc. to Kenneth H. Close.

10.32 Promissory Note, dated October 15, 2004, in the amount of $44,560 from Drinks Americas, Inc. to Kenneth H. Close.

10.33 Security Agreement, dated October 15 28, 2004, by and between Drinks Americas, Inc. and Nexcomm International Beverages, LLC.

Exhibit Nos.
------------

21.1  List of Subsidiaries of Drinks Americas Holdings, Ltd.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

 Dated:  March 9, 2005

                                     DRINKS AMERICAS HOLDINGS, LTD.

                                     By: /s/ J. Patrick Kenny
                                        -----------------------------------
                                        J. Patrick Kenny, President and CEO

                     MAXMILLIAN PARTNERS, LLC AND AFFILIATES
                              FINANCIAL STATEMENTS
                                      WITH
                          INDEPENDENT AUDITORS' REPORT
                               FOR THE YEARS ENDED
                             APRIL 30, 2004 AND 2003

                                TABLE OF CONTENTS


                                                                           Page

Independent Auditors' Report                                                1

Combined Balance Sheets                                                     2

Combined Statements of

     Operations                                                             3

     Changes in Members' Deficit                                            4

     Cash Flows                                                             5

Notes to Combined Financial Statements                                   6 - 14

                          INDEPENDENT AUDITORS' REPORT

To the Members of
Maxmillian Partners, LLC and Maxmillian Mixers, LLC
Wilton, Connecticut

We have audited the accompanying combined balance sheets of Maxmillian Partners, LLC (including the accounts of Drinks Americas, Inc. its 99 percent owned subsidiary) and Maxmillian Mixers, LLC as of April 30, 2004 and 2003 and the related combined statements of operations, members' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan to perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As disclosed in the financial statements, during the years ended April 30, 2004 and 2003, the Companies used over $3,500,000 in cash in conducting operations, incurred over $5,900,000 in operating losses and at April 30, 2004, their current liabilities exceeded current assets by over $3,000,000 and total assets by over $2,200,000. Continuation of the businesses as going concerns will be dependent on obtaining additional capital or financing as disclosed in Note 14, and increasing future revenues. These financial statements have been prepared on the basis of a going concern and do not include those adjustments of assets and liabilities and those additional disclosures which would be necessary in the event that they cannot continue to operate as going concerns.

In our opinion, except as noted in the preceding paragraph, the financial statements referred to above present fairly, in all material respects, the combined financial position of Maxmillian Partners, LLC and Maxmillian Mixers, LLC at April 30, 2004 and 2003 and the combined results of their operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Bernstein & Pinchuk LLP

New York, New York
September 2, 2004

                     MAXMILLIAN PARTNERS, LLC AND AFFILIATES
                             Combined Balance Sheets
                          As of April 30, 2004 and 2003

                               ASSETS                                            2004             2003
                                                                             -----------      -----------
CURRENT ASSETS
   Cash                                                                      $   103,768      $    93,904
   Accounts receivable, net of allowance of $26,000 in 2004
       and $68,800 in 2003                                                       114,415          187,730
   Due from factor, net of allowance of $10,000                                   34,133               --
   Inventories                                                                   856,257          239,333
   Other current assets                                                           16,153            2,254
                                                                             -----------      -----------

           Total current assets                                                1,124,726          523,221

Property, furniture and equipment - at cost, net of accumulated
   depreciation and amortization of $44,808  in 2004 and $15,428 in 2003          98,783          128,164

Investment in Equity Investees                                                     9,982            3,327

Intangibles                                                                      721,160          643,477

Other                                                                             25,494           24,994
                                                                             -----------      -----------

                                                                             $ 1,980,145      $ 1,323,183
                                                                             ===========      ===========

                   LIABILITIES AND MEMBERS' DEFICIT

CURRENT LIABILITIES
   Accounts payable                                                          $ 1,839,003      $   921,591
   Notes and loans payable                                                       829,383          397,271
   Accrued expenses                                                            1,520,894          379,382
                                                                             -----------      -----------

           Total current liabilities                                           4,189,280        1,698,244

Members' deficit                                                              (2,209,135)        (375,061)
                                                                             -----------      -----------

                                                                             $ 1,980,145      $ 1,323,183
                                                                             ===========      ===========

                   SEE NOTES TO COMBINED FINANCIAL STATEMENTS

                     MAXMILLIAN PARTNERS, LLC AND AFFILIATES
                        Combined Statements of Operations
                       Years ended April 30, 2004 and 2003

                                                            2004             2003
                                                        -----------      -----------
Net sales                                               $ 1,354,453      $   367,648

Cost of goods sold                                        1,125,332          349,305
                                                        -----------      -----------

       Gross profit                                         229,121           18,343

Selling, general and administrative expenses              3,190,849        2,707,015
                                                        -----------      -----------

       Loss before other expenses                        (2,961,728)      (2,688,672)

Other expenses
      Loss from termination of business combination              --          300,000
      Interest expense                                       42,346            4,381
                                                        -----------      -----------

                                                             42,346          304,381
                                                        -----------      -----------

       Net loss                                         $(3,004,074)     $(2,993,053)
                                                        ===========      ===========


                   SEE NOTES TO COMBINED FINANCIAL STATEMENTS

                     MAXMILLIAN PARTNERS, LLC AND AFFILIATES
               Combined Statements of Changes in Members' Deficit
                       Years ended April 30, 2004 and 2003

                                                           Member's       Minority
                                                           Capital        Interests      Accumulated
                                              Units        Invested      Investments       Deficit           Total
                                              ------     -----------     -----------     -----------      -----------
Balance May 1, 2002                            173       $   950,000     $        --     $  (689,374)     $   260,626

      Issuance of units for cash                27         2,166,666              --              --        2,166,666

      Issuance of units for services             2               500              --              --              500

      Minority interests investment                               --         190,200              --          190,200

      Net loss for the year                                       --              --      (2,993,053)      (2,993,053)
                                               ---       -----------     -----------     -----------      -----------

Balance April 30, 2003                         202         3,117,166         190,200      (3,682,427)        (375,061)

      Issuance of units for cash                38         1,005,000              --              --        1,005,000

      Minority interests investment                               --         165,000              --          165,000

      Net loss for the year                                       --              --      (3,004,074)      (3,004,074)
                                               ---       -----------     -----------     -----------      -----------

Balance April 30, 2004                         240       $ 4,122,166     $   355,200     $(6,686,501)     $(2,209,135)
                                               ===       ===========     ===========     ===========      ===========


              SEE NOTES TO COMBINED FINANCIAL STATEMENTS

                     MAXMILLIAN PARTNERS, LLC AND AFFILIATES
                        Combined Statements of Cash Flows
                       Years ended April 30, 2004 and 2003

                                                                    2004                2003
                                                                -----------          -----------
Cash Flows From Operating Activities
  Net loss                                                      $(3,004,074)         $(2,993,053)
  Adjustments to reconcile net loss to net cash used in
    operating activities
      Depreciation and amortization                                  51,697               23,916
      Allowance for uncollectible accounts                           26,000               68,800
      Partnership units issued for services                              --                  500
      Changes in assets and liabilities:
         Accounts receivable                                         47,315             (256,530)
         Due from factor                                            (34,133)                  --
         Inventories                                               (616,924)            (239,333)
         Other current assets                                       (13,899)              (2,154)
         Accounts payable                                           917,413              908,758
         Accrued expenses                                         1,141,512              379,382
                                                                -----------          -----------

         NET CASH USED IN OPERATING ACTIVITIES                   (1,485,093)          (2,109,714)
                                                                -----------          -----------

Cash Flows From Investing Activities
  Acquisition of property and equipment                                  --             (143,591)
  Increase in investment in equity method investees                  (6,655)              (3,327)
  Acquisition of intangibles                                       (100,000)            (651,966)
  Other                                                                (500)             (24,993)
                                                                -----------          -----------

         NET CASH USED IN INVESTING ACTIVITIES                     (107,155)            (823,877)
                                                                -----------          -----------

Cash Flows From Financing Activities
  Proceeds from members' investments                              1,170,000            2,356,865
  Net increase in notes and loans payable                           432,112              397,271
                                                                -----------          -----------

         NET CASH PROVIDED BY FINANCING ACTIVITIES                1,602,112            2,754,136
                                                                -----------          -----------

         NET INCREASE (DECREASE) IN CASH                              9,864             (179,455)

Cash at beginning of year                                            93,904              273,359

Cash at end of year                                             $   103,768          $    93,904
                                                                ===========          ===========

Supplemental Disclosure of Cash Flow Information
     Cash paid for interest                                     $     9,077          $        --
                                                                ===========          ===========


    SEE NOTES TO COMBINED FINANCIAL STATEMENTS

                     MAXMILLIAN PARTNERS, LLC AND AFFILIATES
                          NOTES TO FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED APRIL 30, 2004 AND 2003

1.    NATURE OF BUSINESS

      Maxmillian Partners, LLC through its wholly-owned subsidiary and affiliate (collectively "Companies") imports and distributes unique, premium alcoholic and non-alcoholic beverages associated with icon entertainers, sports figures, celebrities and destinations, to beverage wholesalers throughout the United States.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Principles of Combination and Organization The accompanying combined financial statements include the accounts of Maxmillian Partners, LLC ("Company"), a limited liability company organized under the laws of the State of Delaware on January 1, 2002, its 99%-owned subsidiary, Drinks Americas, Inc. ("Drinks") organized in Delaware on September 24, 2002, Drinks' wholly owned inactive foreign subsidiaries (Bebedes de C.A. and Cohete, S.A.) and Maxmillian Mixers, LLC, ("Mixers") a limited liability company organized on April 11, 2002. The Company has a 20% ownership interest in Mixers. The management of Mixers is the same as the management of the Company and its subsidiary. All significant intercompany balances and transactions have been eliminated in combination. Investments in business enterprises in which the Companies do not have control, but have the ability to exercise significant influence over operating and financial policies (generally 20-50% ownership) are accounted for by the equity method. In May 2004 the Companies changed their fiscal year end to April 30th.

      The accompanying financial statements have been prepared on a basis that assumes that the Companies will continue as going concerns. The Companies have incurred substantial operating losses and negative cash flows from operations since inception, and have working capital deficiencies of $3,064,554 and $1,175,023 at April 30, 2004 and 2003 respectively. These factors indicate the Companies may not be able to continue as going concerns. Management expects a reduction in operating losses in fiscal 2005 as the result of increased demand for its existing products, and the introduction of significant new products. Further, management is anticipating significant additional cash flows in fiscal 2005 as a result of an agreement and plan of share of exchange with Gourmet Group Inc, in transactions more fully described in Note 14. There can be no assurance, however, that management's plans and subsequent events will enable the Companies to attain profitable operations or generate sufficient cash flows from operations and financing activities necessary to continue as going concerns.

      Revenue Recognition

      The Companies recognize revenues when their products are shipped, at which time title passes to the customer.

      Cash Concentration

      The Companies from time to time maintain balances in depository accounts in excess of FDIC insured limits. The Companies have not experienced any credit losses nor anticipate any future losses in such accounts.

      Accounts Receivable

      Accounts receivable are recorded at original invoice amount less an allowance for uncollectible accounts that management believes will be adequate to absorb estimated losses on existing balances. The Companies estimate the allowance based on the collectibility of accounts receivable and prior bad debt experience. Accounts receivable balances are written off upon management's determination that such accounts are uncollectible. Recoveries of accounts receivable previously written off are recorded when received.

      Inventories

      Inventories are valued at the lower of cost (first-in, first-out) or market.

      Property, Furniture and Equipment

      Property (leasehold improvements), furniture and equipment are stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of furniture and equipment, and amortization of improvements is provided on the straight-line method over the term of the related lease.

      Impairment of Long-lived Assets

      In accordance with Statement of Financial Accounting Standards No. 144 (SFAS No. 144), Accounting for the Impairment or Disposal of Long-lived Assets, the Company's policy is to record an impairment loss at each balance sheet date when it is determined that the carrying amount may not be recoverable based on undiscounted future cash flows of the related asset. At April 30, 2004 and 2003 no long-lived assets were deemed to be impaired.

      Income Taxes

      The Company and Mixers are taxed as partnerships under the provisions of the Internal Revenue Code and applicable state statutes. Accordingly, the members are responsible for the payment of federal and state income taxes applicable to the taxable incomes of the Company and Mixers. Drinks, a C Corporation under the provisions of the Internal Revenue Code and applicable state statutes, records deferred income taxes based on the tax effects of certain temporary differences between the valuation of assets and liabilities for financial statement and income tax purposes. Deferred tax balances are adjusted to reflect tax rates, based on current tax laws, which will be in effect in the years in which the temporary differences are expected to reverse. Valuation allowances are established as necessary to reduce deferred tax assets to amounts more likely than not to be realized.

      Intangibles

      The costs of intangible assets with determinable useful lives are amortized over the respective useful life on the straight-line method. The costs of trademarks and product distribution rights are amortized over their related estimated useful lives of between 15 to 40 years.

      Investments

      The costs of Drinks' 25% ownership interest in Old Whiskey River Distilling, LLC and Y Sake, LLC is accounted for under the equity method of accounting.

      Advertising Costs

      Advertising costs (not material in years ended April 30, 2004 and 2003) are expensed as incurred.

      Shipping and Delivery

      The Companies include shipping and delivery costs in selling, general and administrative expenses. These expenses were not material in the years ended April 30, 2004 and 2003.

      Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

      Fair Value of Financial Instruments

      The carrying amounts for cash, trade receivables, accounts payable and notes and loans payable approximate fair values as of April 30, 2004 and 2003, because of the short term maturities of those instruments.


3.    DUE FROM FACTOR

      Due from factor at April 30, 2004 consists of the following:

                Accounts receivable                   $ 89,083
                Advances                               (42,950)
                Allowances                             (12,000)
                                                      --------
                                                      $ 34,133

      Drinks has an agreement with a factor, effective October 2003 and expiring September 30, 2005, pursuant to which a substantial portion of accounts receivable are sold to the factor without recourse as to bad debts, but with recourse as to all customer claims. Immediately upon assigning a customer invoice, Drinks receives a cash advance equal to 70% of the invoice amount, and the balance at the time the factor receives the final payment from the customer. No interest is charged on any factor cash advance. The factor's fee for these services is 2.5% of the total of an assigned invoice, subject to the customer paying in full within 30 days of the invoice date. The fee increases on a cumulative effect basis for each 15 days it takes the factor to be paid in full up to 7.5% of the invoice amount if the customer pays within 90 days of the invoice date.

Guarantees of Drinks' obligations under the agreement have been provided by two of the Company's principal members. The factor has a security interest in Drinks' tangible and intangible assets.

4.    INVENTORIES

      As of April 30, 2004 and 2003 inventories consist entirely of finished goods.

      In April 2004, Drinks entered into an agreement with a trading company to receive trade credits upon its delivery to the trading company of certain of its non-alcoholic beverage products. In June 2004, the Company earned trade credits of $203,600 by delivering inventories with a cost of $107,300, all of which is included in inventories in the accompanying 2004 combined balance sheet. Drinks is not committed to deliver any additional inventories. Upon delivery, the agreement provides for Drinks to purchase certain goods and services made available by the trading company, at a price equal to fair value as defined, for a consideration of cash (85% of fair value) plus trade credits. The trade credits are substantially restricted to the use of Drinks and its affiliates, and must be redeemed in full by April 2009.


5.    PROPERTY, FURNITURE AND EQUIPMENT

      Property, furniture and equipment at April 30, 2004 and 2003 consist of the following:

                                                                 2004            2003
                                                               --------        --------
                                               Useful life
                                               -----------
           Computer equipment                  5 years         $ 22,839        $ 22,839
           Furniture                           5 years           10,654          10,654
           Automobile                          4 years           43,840          43,840
           Leasehold improvements              7 years           66,258          66,258
                                                               --------        --------
                                                                143,591         143,591
           Accumulated depreciation and amortization             44,808          15,428
                                                               --------        --------
                                                               $ 98,783        $128,164
                                                               ========        ========


6.    INTANGIBLE ASSETS/INVESTMENTS

      Old Whiskey River Distilling, LLC and Y Sake LLC:

      In December 2002 Drinks acquired a 25% ownership interest in each of the above limited liability companies for an aggregate $651,966 (including costs of acquisition). Both companies own the trademarks and trade names of alcoholic products associated with the names of two high profile celebrities. Concurrent with its acquisition of the ownership interests, Drinks was awarded full distribution rights to the related products on a worldwide basis by the managements of each of the limited liability companies. As a result Drinks entire investment in the limited liability companies has been allocated to amortizable intangible assets.

      Amortized intangible assets consists of the following as of April 30, 2004 and 2003:


                                                    2004                                          2003
                                                    ----                                          ----
                                   Gross Carrying          Accumulated           Gross Carrying          Accumulated
                                       Amount              Amortization              Amount              Amortization
                                      --------               --------               --------               --------
Trademarks/Distribution
  Rights                              $751,966               $ 30,806               $651,966               $  8,489

      Aggregate amortization expense was $22,317 and $8,489 for the years ended April 30, 2004 and 2003, respectively.

      Estimated annual amortization expenses as of April 30, 2004 are $18,900 (years 2005 to 2009) and a total of $626,600 thereafter.


7.    NOTES AND LOANS PAYABLE

      At April 30, 2004 and 2003, notes and loans payable are as follows:

                                                                2004            2003
                                                              --------       --------
         Secured Convertible Notes Payable - Member (a)       $187,896       $145,000
         Other loans from members (b)                          489,512         26,576
         Due to sellers of investments and brand
            trademark and distribution rights (c)               73,095        200,716
         Other                                                  78,880         24,979
                                                              --------       --------
                                                              $829,383       $397,271
                                                              ========       ========

    (a) On April 8, 2003 and July 28, 2003, the Company entered into two agreements with a member, which owns approximately 11% of the Company's membership units (the "Member"). Each of the agreements included a secured convertible note issued by the Company to the Member in the principal amount of $200,000. The principals, which were borrowed by the Company on May 28, 2003 ($145,000 was borrowed as of April 30, 2003) and September 8, 2003, respectively, were payable in full, with interest at 8% on September 8, 2003 and January 25, 2004.

      If any or all of the principal balances were unpaid as of the respective due dates, interest would accrue at 11% thereafter. The outstanding principal balances and accrued interest were collateralized by the Companies' assets, and Drinks and Mixers guaranteed repayments to the member. The Member has a security interest in the Companies' assets subordinate to that of the factor (see Note 3). At any time prior to the aforementioned due dates, the Member had the right to convert the outstanding principal and accrued interest into membership units in the event the Company proposed to complete a financing (none of the debt was converted). The Company is currently repaying the principal of the note dated July 28,2003, and in an agreement with its factor, one-third of all factor cash distributions, as defined, are remitted by the factor to the Member. $62,016 of principal and interest has been paid subsequent to April 30, 2004. Warrants: Related to the above agreements, the Company and the Member entered into two warrant agreements on the identical dates, in which the Company issued warrants for units equal to .25% of the then outstanding membership units (as of April 30, 2004 the amount was 1.5 units). The exercise price is $.01. The expiration dates are 10 years from the agreement date. In addition the warrant agreement provided for the automatic issuance of warrants in the event the Company was in default of its obligations under the note. As of April 30, 2004 warrants to purchase an additional membership unit were outstanding.

      Subsequent to April 30, 2004, the Company and the Member reached an agreement on the exercising of warrants, which will not result in the Member receiving additional units from the Company.

      (b) Included are 8% interest-bearing loans totaling $335,000 from the member described in (a) above without any stipulated repayment date. The balance of the members' loans represents cash advances without interest or any stipulated repayment date. Subsequent to April 30, 2004, the Companies repaid $50,000 to the members for principal and interest.

                                                                                      2004          2003
                                                                                    --------      --------
      (c)   Note payable to seller of Old Whiskey River Distilling, LLC
              and Y Sake LLC equity interests (c1)                                  $ 59,695      $200,716
            Note payable to seller of Aguila Tequila trademark (c2)                   13,400            --
                                                                                    --------      --------
                                                                                    $ 73,095      $200,716
                                                                                    ========      ========

            (c1) Drinks issued the original note in December 2002 for $225,000, payable in full on June 15, 2003. The seller has taken no default action, which was provided for in the agreement, and additional payments have been made subsequent to April 30, 2004 in the amount of $33,740.

            (c2) Drinks acquired a 55% interest in the Aguila Tequila trademark in July 2003 and as a result obtained worldwide distribution rights. The seller's loan is without interest and was due on demand. In June 2004 the principal balance was repaid in full.

8.    ACCRUED EXPENSES

      Accrued expenses at April 30, 2004 and 2003 consist of the following:

                                                     2004                 2003
                                                  ----------            --------
      Compensation to employees,
          management and consultants              $1,436,456            $372,472
      Interest                                        38,269               5,000
      Royalties, commissions, other                   46,169               1,910
                                                  ----------            --------
                                                  $1,520,894            $379,382
                                                  ==========            ========


9.    MINORITY INTERESTS INVESTMENTS

      Minority interests consist of the following as at April 30, 2004 and 2003:

                                                                            2004              2003
                                                                         --------         --------
      (a) Drinks Americas, Inc. one common share issued, $0.01
            par value (total of 101 issued and outstanding)              $150,000         $     --

      (b) Maxmillian Mixers, LLC various membership
            units                                                         205,200          190,200
                                                                         --------         --------
                                Totals                                   $355,200         $190,200
                                                                         ========         ========

      The owner of the minority interest of Drinks Americas, Inc. is also a member of Maxmillian Partners, LLC.


10.   INCOME TAXES

      The Companies file their Federal and state income tax returns using a fiscal year of December 31, 2003. No tax benefit for recovery of Federal or state income taxes was recorded in the 2004 and 2003 combined statements of operations. As of December 31, 2003, Drinks has a Federal net operating loss carryforward available of approximately $2,289,000 to offset against future years' taxable income, expiring substantially in fiscal year 2023.

      As of April 30, 2004 and 2003, Drinks deferred tax asset is reduced by a valuation allowance as follows:

                                                   2004                 2003
                                               -----------          -----------
      Net operating loss                       $   912,000          $   375,000
      Accrued expenses                             521,000              147,000
      Accounts receivable allowance                 16,000               13,000
      Less valuation allowance                  (1,449,000)            (535,000)
                                               -----------          -----------
                                               $        --          $        --
                                               ===========          ===========

      A valuation allowance has been provided due to the uncertainty of future profitability of Drinks. Management's position with respect to the likelihood of recoverability of these deferred tax assets will be evaluated each reporting period.


11.   RELATED PARTY TRANSACTIONS

      Consulting fees

      In 2004 and 2003, the Company incurred consulting fees for financial and business promotional services to three individuals owning approximately 6% of the Company's outstanding membership units, approximating $262,300 and $138,500, respectively. These individuals were owed $384,100 and $121,800 and are included in current liabilities as of April 30, 2004 and 2003, respectively.

      Royalty fees

      In connection with its distribution and licensing agreements with its equity method investees, Drinks incurred royalty expenses during 2004 and 2003 of approximately $147,000 and $39,000 respectively, included in cost of goods sold in the accompanying combined statements of operations.


12.   CUSTOMER CONCENTRATION

      In the year ended April 30, 2004 two customers accounted for 17% and 12% of net sales; no customers accounted for more than 10% of net sales for the year ended April 30, 2003.


13.   COMMITMENTS

      Lease

      The Company, as a subtenant leases office space for the benefit of the Companies under an operating sublease, with minimum annual rentals through July 31, 2009. The Company may at its option terminate the lease effective July 31, 2007, subject to formal notification to the sublessor no later than July 31, 2006. Rent expense under this lease and another operating lease expiring in July 31, 2004 ($750 per month) for the years ended April 30, 2004 and 2003 approximated $51,200. Future minimum annual lease payments as of April 30, 2004 are $50,400 (2005), $50,000 (2006), $50,000
      (2007), and $12,500 (to July 31, 2007).

      Litigation

      Drinks has been named as a defendant in two lawsuits for failure to pay obligations for services rendered. One lawsuit was settled subsequent to April 30, 2004 and the other is in the settlement stage. Management believes that the ultimate liabilities, which did or may result from the settlements of these lawsuits, have been provided for in the accompanying combined balance sheets.


14.   SUBSEQUENT EVENTS

      Line of Credit

      In May 2004 Drinks entered into an unsecured line of credit with a financial institution, which provided for maximum borrowings of $200,000, with interest on all advances at 1.5% above prime. The facility is renewable after 6 months. One of the Company's members has guaranteed the payment of Drinks' obligations to this institution.

      Agreement and Plan of Share Exchange with Gourmet Group, Inc. On June 9, 2004 Drinks entered into an agreement with Gourmet Group, Inc. ("GG"), which will provide for the acquisition of Drinks by GG. GG will acquire all of Drinks issued and outstanding common shares, and in exchange will issue its own newly created, restricted common stock to the Drinks' shareholders. As a result of the exchange, the Drinks common shareholders will own 88% of the issued and outstanding common stock of GG. (See Note
      2)

      Subsequent to the date of the above agreement, Drinks and GG have entered into a borrowing arrangement, whereby Drinks will issue various promissory notes payable to GG for amounts, which in the aggregate will not exceed $1,500,000. The notes will bear interest at 10% per annum. The principal amounts of the notes shall each be payable in eight equal quarterly installments, together with accrued interest, commencing 1 year from the issuance date of each note. Accrued interest for the first year of each promissory note will be payable in full, one year from the issuance date of the note. The Drinks' notes sold to GG are in conjunction with notes of identical principal, interest and repayment terms, which are sold by GG pursuant to a Note Purchase Agreement, entered into by GG and purchasers or registered GG Note Holders. The total of all the GG notes will not exceed an aggregate principal amount of $1,500,000.

      The note agreements between Drinks and GG further provide for a voluntary conversion at the option or the Holder of any Drinks' note into shares of Drinks' common stock during a period equal to the later of (1) ninety days after the formal closing of the Drinks/GG Agreement above or (2) the commencement of trading of Drinks or a successor company on the Nasdaq Electronic Bulletin Board. In addition, if the exchange of shares described in the agreement does not occur on or before 180 days after the Initial Closing, as defined in the Agreement, each Registered Holder of notes issued by GG shall have the option to demand that an identical note, representing the unpaid principal and accrued interest owed on the GG note, be issued by Drinks to him. Upon issuance of a note to any GG Register Holder, Drinks related principal and accrued interest obligation to GG will be fully satisfied. To date Drinks has borrowed an aggregate amount of $762,500.

      GG and its wholly owned subsidiary are companies currently without any businesses.

                            MAXMILLIAN PARTNERS, LLC
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                             AS OF OCTOBER 31, 2004
                                   (UNAUDITED)

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                 AND CASH FLOWS
                            FOR THE SIX MONTHS ENDED
                            OCTOBER 31, 2004 AND 2003
                                   (UNAUDITED)

                            MAXMILLIAN PARTNERS, LLC
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                             AS OF OCTOBER 31, 2004
                                  (UNAUDITED)

ASSETS

Current Assets:
     Cash                                                                17,411
     Accounts receivable, net of allowance                              139,466
     Due from factor, net of allowance                                   37,750
     Inventories                                                        815,540
     Other current assets                                               143,250
                                                                     ----------

            Total current assets                                      1,153,418

Property and Equipment, at cost less accumulated
     depreciation and amortization                                      124,944

Investment in Equity Investees                                           22,911

Intangibles and deferred charges                                        749,465

Other                                                                    25,493
                                                                     ----------

                                                                      2,076,232
                                                                     ==========

LIABILITIES AND MEMBERS' DEFICIT

Current Liabilities:

     Accounts payable                                                 2,048,963
     Notes and loans payable                                          1,088,874
     Accrued expenses                                                 1,971,786
                                                                     ----------

          Total current liabilities                                   5,109,623

Convertible notes payable                                               962,500

                                                                     ----------
          Total liabilities                                           6,072,123

Members' deficit                                                     (3,995,891)
                                                                     ----------

                                                                      2,076,232
                                                                     ==========

                            MAXMILLIAN PARTNERS, LLC
                                AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   SIX MONTHS ENDED OCTOBER 31, 2004 AND 2003

                                                         2004           2003
                                                     (UNAUDITED)     (UNAUDITED)
                                                      ----------     ----------

Net sales                                              1,324,733        607,210

Cost of products sold                                    982,732        483,098
                                                      ----------     ----------

     Gross profit                                        342,001        124,112

Selling, general and administrative expenses           2,070,768      1,410,675
                                                      ----------     ----------

     Operating (loss)                                 (1,728,767)    (1,286,563)


Other expenses (net):                                     59,189          2,128
                                                      ----------     ----------


          Net (loss)                                  (1,787,956)    (1,288,691)
                                                      ==========     ==========

                            MAXMILLIAN PARTNERS, LLC
                                AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   SIX MONTHS ENDED OCTOBER 31, 2004 AND 2003

                                                                2004          2003
                                                             (UNAUDITED)   (UNAUDITED)
                                                              ----------    ----------
Cash Flows From Operating Activities:
     Net loss                                                 (1,787,956)   (1,288,691)
     Adjustments to reconcile net loss to net cash (used in
       operating activities
            Depreciation and amortization                         15,825        21,965
            Allowance for uncollectible accounts
            Partnership units issued for services                  1,200
            Changes in assets and liabilities:
              Accounts receivable                                (25,051)      (57,767)
              Due from factor                                     (3,617)         --
              Inventories                                         40,717      (386,103)
              Other current assets                              (127,097)       (7,846)
              Accounts payable                                   209,960       728,392
              Accrued expenses                                   450,892       612,302
                                                              ----------    ----------

              Net cash (used in)
               operatinghactivitiesper.ting activities        (1,225,128)     (377,747)
                                                              ----------    ----------
Cash Flows From Investing Activities:
     Acquisition of property and equipment                       (30,161)         (195)
     Increase in equity method investee                          (12,929)       (4,000)
     Acquisition of intangibles and deferred charges             (40,130)     (100,000)
     Other                                                                        (500)
                                                              ----------    ----------

                 Net cash (used in ) investing activities        (83,220)     (104,695)
                                                              ----------    ----------
Cash Flows From Financing Activities:
     Proceeds from members' investments                                         15,000
     Proceeds from notes and loans                             1,451,336       433,837
     Reduction of notes and loans                               (229,145)
                                                              ----------    ----------

                 Net cash provided by financing activities     1,222,191       448,837
                                                              ----------    ----------

                 Net (decrease) in cash                          (86,157)      (33,605)

Cash beginning                                                   103,768        93,904
                                                              ----------    ----------
Cash ending                                                       17,611        60,299
                                                              ==========    ==========
Supplemental Disclosure of Cash Flow Information
     Cash paid for interest                                       24,270          --
                                                              ==========    ==========

                          DRINKS AMERICAS HOLDINGS, LTD
                                AND SUBSIDIARIES
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                             AS OF OCTOBER 31, 2004
                                   (UNAUDITED)

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    FOR THE SIX MONTHS ENDED OCTOBER 31, 2004
                        FOR THE YEAR ENDED APRIL 30, 2004
                                   (UNAUDITED)

Introduction to Pro Forma Financial Statements:

      On March 9, 2005 we acquired all of the outstanding common shares and membership units in Drinks Americas, Inc. and its affiliate Maxmillian Mixers, LLC, respectively, by issuing approximately 88% of our outstanding common shares to the shareholders and members (the substantial portion being issued to Maxmillian Partners, LLC, the 99% shareholder in Drinks Americas and the majority member in Maxmillian Mixers). Immediately prior to the acquisition of Drinks Americas and Maxmillian Mixers, by way of a merger into a newly formed Delaware corporation, we became a Delaware corporation, changed our name to Drinks Americas Holdings, Ltd. from Gourmet Group, Inc., effectively reverse split our outstanding shares one-for-ten, and authorized up to 1,000,000 shares of "blank check" preferred stock in our certificate of incorporation.

      This reverse acquisition is being accounted for as a recapitalization of Maxmillian Partners, LLC and its subsidiaries (Drinks Americas, Inc and Maxmillian Mixers, LLC) with Maxmillian Partners, LLC as the acquirer, and accordingly all comparative historical financial statements will be those of Maxmillian Partners, LLC and subsidiaries, which has a fiscal year ending on April 30th.

      The accompanying pro forma consolidated balance sheet as of October 31, 2004 and the pro forma consolidated statements of operations for the six months ended October 31, 2004 and the year ended April 30, 2004, respectively included the accounts of Maxmillian Partners, LLC and subsidiaries and Gourmet Group, Inc. (a Nevada Corporation and our predecessor corporation), as if the reverse acquisition had occurred on May 1, 2003. Because we were considered a public shell prior to this acquisition, the substantial portion of both the consolidated financial position as of October 31, 2004 and the consolidated results of operations, are those of Maxmillian Partners, LLC and subsidiaries.

                         DRINKS AMERICAS HOLDINGS, LTD.
                                AND SUBSIDIARIES
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                             AS OF OCTOBER 31, 2004
                                  (UNAUDITED)

ASSETS

Current Assets:
     Cash                                                               17,622
     Accounts receivable, net of allowance                             139,466
     Due from factor, net of allowance                                  37,750
     Inventories                                                       815,540
     Other current assets                                              143,250
                                                                    ----------

            Total current assets                                     1,153,629

Property and Equipment, at cost less accumulated
     depreciation and amortization                                     124,944

Investment in Equity Investees                                          22,911

Intangibles and deferred charges                                       709,465

Other                                                                   25,493
                                                                    ----------

                                                                     2,036,443
                                                                    ==========

LIABILITIES AND SHAREHOLDERS' DEFICIENCY

Current Liabilities:
     Accounts payable                                                2,048,963
     Notes and loans payable                                         1,096,163
     Accrued expenses                                                2,082,686
                                                                    ----------
          Total current liabilities                                  5,227,812
                                                                    ----------
Convertible notes payable                                              962,500
                                                                    ----------
Shareholders' Deficiency

   Preferred Stock, $0.001 par value; 1,000,000 shares authorized         --
   Common Stock, $0.001 par value; 100,000,000 authorized
      issued and outstanding 49,222,491 shares                          49,223
   Additional paid-in capital                                        4,329,343
   Accumulated deficit                                              (8,532,435)

                                                                    ----------
                                                                    (4,153,869)
                                                                    ----------
                                                                     2,036,443
                                                                    ==========

                         DRINKS AMERICAS HOLDINGS, LTD.
                                AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                       SIX MONTHS ENDED OCTOBER 31, 2004
                          AND YEAR ENDED APRIL 30, 2004
                                 SIX MONTHS YEAR


                                                        ENDED         ENDED
                                                      31-Oct-04      30-Apr-04
                                                     (UNAUDITED)    (UNAUDITED)
                                                     -----------    -----------

Net sales                                              1,324,733      1,354,453

Cost of products sold                                    982,732      1,125,332
                                                     -----------    -----------

     Gross profit                                        342,001        229,121

Selling, general and administrative expenses           2,087,899      3,245,994
                                                     -----------    -----------

     Operating (loss)                                 (1,745,898)    (3,016,873)

Other expenses (net):                                     59,189         42,801
                                                     -----------    -----------

          Net (loss)                                  (1,805,087)    (3,059,674)
                                                     ===========    ===========

         Net (loss) per share (basic and diluted)          (0.04)         (0.07)
                                                     ===========    ===========

          Weighted average number of common shares    49,222,491     46,197,455
             (Basic and diuted)                      ===========    ===========


NOTE The unaudited pro forma consolidated statement of operations for the year ended April 30, 2004 should be read in conjunction with the Notes to the audited combined financial statements of Maxmillian Partners, LLC and Affiliates for the years ended April 30, 2004 and 2003, which is attached to this Report.

                         DRINKS AMERICAS HOLDINGS, LTD.
                                AND SUBSIDIARIES
                     PRO FORMA CONSOLIDATING BALANCE SHEETS
                             AS OF OCTOBER 31, 2004

                                               MAXMILLIAN   GOURMET GROUP,
                                                PARTNERS      INC. AND                    PRO FORMA
                                              & SUBSIDIARIES  SUBSIDIARY                 CONSOLIDATED
                                               10/31/2004     31-Dec-04     ADJUSTMENTS  10/31/2004
                                              ------------- --------------  ------------ ------------
ASSETS

Current Assets:
     Cash                                           17,411            211                     17,622
     Accounts receivable, net of allowance         139,466                                   139,466
     Loan Receivable Drinks Americas, Inc.                        962,500      (962,500)          --
     Due from factor, net of allowance              37,750                                    37,750
     Inventories                                   815,540                                   815,540
     Other current assets                          143,250         38,121       (38,121)     143,250
                                              ------------- --------------  ------------ ------------

            Total current assets                 1,153,418      1,000,832    (1,000,621)   1,153,629

Property and Equipment, at cost less accumulated
     depreciation and amortization                 124,944                                   124,944

Investment in Equity Investees                      22,911                                    22,911

Intangibles and deferred charges                   749,465                      (40,000)     709,465

Other                                               25,493                                    25,493
                                              ------------- --------------  ------------ ------------

                                                 2,076,232      1,000,832    (1,040,621)   2,036,443
                                              ============= ==============  ============ ============

LIABILITIES AND MEMBERS' DEFICIT

Current Liabilities:

     Accounts payable                            2,048,963                                 2,048,963
     Notes and loans payable                     1,088,874          7,289                  1,096,163
     Accrued expenses                            1,971,786         89,021        21,879    2,082,686
                                              ------------- --------------  ------------ ------------

          Total current liabilities              5,109,623         96,310        21,879    5,227,812

Convertible notes payable                          962,500        962,500      (962,500)     962,500

                                              ------------- --------------  ------------ ------------
          Total liabilities                      6,072,123      1,058,810      (940,621)   6,190,312
                                              ------------- --------------  ------------ ------------

SHAREHOLDERS/MEMBERS DEFICIT
  Common stock/Members contributions             4,478,566         40,586    (4,469,929)      49,223
  Discount from par value                                          (4,845)        4,845           --
  Additional paid-in capital                                    3,515,194       814,149    4,329,343
  Accumulated deficit                           (8,474,457)    (3,608,913)    3,550,935   (8,532,435)
                                              ------------- --------------  ------------ ------------

                                                (3,995,891)       (57,978)     (100,000)  (4,153,869)
                                              ------------- --------------  ------------ ------------

                                                 2,076,232      1,000,832    (1,040,621)   2,036,443
                                              ============= ==============  ============ ============

                         DRINKS AMERICAS HOLDINGS LTD.
                                AND SUBSIDIARIES
                PRO FORMA CONSOLIDATING STATEMENTS OF OPERATIONS
                       SIX MONTHS ENDED OCTOBER 31, 2004
                          AND YEAR ENDED APRIL 30, 2004

                                           MAXMILLIAN     GOURMET GRP
                                           PARTNERS         INC AND                      PRO FORMA
                                         & SUBSIDIARIES    SUBSIDIARY                   CONSOLIDATED
                                         6 MONTHS ENDED  6 MONTHS ENDED                6 MONTHS ENDED
                                          10/31/2004      12/31/2004      ADJUSTMENTS    10/31/2004
                                        ---------------  --------------  ------------  ---------------
Net sales                                    1,324,733          38,121       (38,121)       1,324,733

Cost of products sold                          982,732                                        982,732
                                        ---------------  --------------  ------------  ---------------

     Gross profit                              342,001          38,121       (38,121)         342,001

Selling, general and administrative
expenses                                     2,070,768          17,131                      2,087,899
                                        ---------------  --------------  ------------  ---------------

     Operating (loss)                       (1,728,767)         20,990       (38,121)      (1,745,898)

Other expenses (net):                           59,189          38,121       (38,121)          59,189
                                        ---------------  --------------  ------------  ---------------

          Net (loss)                        (1,787,956)        (17,131)           --       (1,805,087)
                                        ===============  ==============  ============  ===============


                                           MAXMILLIAN     GOURMET GRP
                                           PARTNERS         INC AND                      PRO FORMA
                                          & AFFILIATE      SUBSIDIARY                   CONSOLIDATED
                                           YEAR ENDED      YEAR ENDED                    YEAR ENDED
                                          4/30/2004        6/30/2004      ADJUSTMENTS    4/30/2004
                                        ---------------  --------------  ------------  ---------------
Net sales                                    1,354,453              --            --        1,354,453

Cost of products sold                        1,125,332                                      1,125,332
                                        ---------------  --------------  ------------  ---------------

     Gross profit                              229,121              --            --          229,121

Selling, general and administrative
expenses                                     3,190,849          55,145                      3,245,994
                                        ---------------  --------------  ------------  ---------------

     Operating (loss)                       (2,961,728)        (55,145)           --       (3,016,873)

Other expenses (net):                           42,346             455                         42,801
                                        ---------------  --------------  ------------  ---------------

          Net (loss)                        (3,004,074)        (55,600)           --       (3,059,674)
                                        ===============  ==============  ============  ===============

                         DRINKS AMERICAS HOLDINGS, LTD.

                            LIST OF EXHIBITS ATTACHED
                                   TO FORM 8-K

                                  March 9, 2005

Exhibit Nos.
------------

2.1 Agreement and Plan of Share Exchange, dated as of June 9, 2004, among Gourmet Group, Inc., Drinks Americas, Inc. and the shareholders of Drinks Americas, Inc. 3.1 Certificate of Incorporation of Drinks Americas Holdings, Ltd.

3.2   By-Laws of Drinks Americas Holdings, Ltd.

4.1 Form of 10% Convertible Promissory Note issued by Gourmet Group, Inc., including Registration Rights provisions.

10.1 Form of 10% Promissory Note issued by Drinks Americas, Inc. to Gourmet Group, Inc. relating to the proceeds of the Private Placement.

10.2 Agreement, dated April 6, 2004, between Paul Newman, Newman's Own, Inc. and Drinks Americas, Inc. relating to the distribution of Newman's Own Lightly Sparkling Fruit Juices.

10.3 Letter, dated May 12, 2003, from Interamericana de Licores, S.A. to Drinks Americas, Inc. relating to the production of Cohete Rum.

10.4 Purchase Agreement, dated July 29, 2003, between Drinks Americas, Inc. and Aguila Tequila Partners relating to Aguila Tequila.

10.5 Agreement, dated June 24, 2003, between Xanadu Wines Limited and Drinks Americas, Inc. relating to the distribution of Xanadu Normans Wines.

10.6 Interest Purchase Agreement, dated December 9, 2002, between Drinks Americas, Inc. and Shep Gordon.

10.7 Assignment, dated December 9, 2002, from Shep Gordon to Drinks Americas, Inc. of the limited liability company interests in Old Whiskey River Distilling Company LLC.

10.8 Assignment, dated December 9, 2002, from Shep Gordon to Drinks Americas, Inc. of the limited liability company interests in Y Sake LLC.

10.9 Assignment, dated December 9, 2002, from Alive Enterprises, Inc. to Old Whiskey River Distilling Company LLC of Trademark rights to Old Whiskey River.

10.10 Assignment, dated December 9, 2002, from Alive Enterprises, Inc. to Y Sake LLC of Trademark rights to Y Sake

10.11 Trademark License Agreement, dated December 9, 2002, between Drinks Americas, Inc. and Old Whiskey River Distilling Company LLC relating to Old Whiskey River and Willie Nelson.

10.12 Trademark License Agreement, dated December 9, 2002, between Drinks Americas, Inc. and Y Sake LLC relating to Y Sake and Roy Yamaguchi.

10.13 Distributor Rights Agreement, dated December 9, 2002, between Old Whiskey River Distilling Company LLC and Drinks Americas, Inc.

10.14 Distributor Rights Agreement, dated December 9, 2002, between Y Sake LLC and Drinks Americas, Inc.

Exhibit Nos.
------------

10.15 Consulting and Exclusive Referral Agreement, dated December 9, 2002, by and among Shep Gordon, Drinks Americas, Inc. and Maxmillian Partners, LLC.

10.16 Sublease Agreement, dated August 12, 2002, by and between Blau Marketing Technologies, Inc. as Sublandlord and Maxmillian Partners, LLC as subtenant.

10.17 Amended and Restated License Agreement, dated December 10, 2002, between Old Whiskey River Distilling Company, LLC and Willie Nelson.

10.18 Consulting Letter Agreement, dated March 28, 2002, between Marvin Traub Associates, Inc. and Maxmillian Partners, LLC.

10.19 Letter, dated October 28, 2002, from DAS Communications Ltd. (David Sonenberg) to Drinks Americas, Inc.

10.20 Restated (Demand) Promissory Note, dated as of July 9, 2004, in the amount of $290,000 from Drinks Americas, Inc. to Fredrick Schulman as agent for the payees.

10.21 Promissory Note, dated May 10, 2004, in the amount of $200,000 from Drinks Americas, Inc. to Bank Leumi USA.

10.22 Unlimited Guaranty, dated May 13, 2004, from Drinks Americas, Inc. to Bank Leumi USA.

10.23 Secured Convertible Note and Agreement, dated April 8, 2003, in the amount of $200,000 from Maxmillian Partners LLC to Nexcomm International Beverages, LLC.

10.24 Guaranty Agreement, dated April 8, 2003, between Drinks Americas, Inc. and Nexcomm International Beverages, LLC.

10.25 Security Agreement, dated April 8, 2003, by and between Drinks Americas, Inc. and Nexcomm International Beverages, LLC.

10.26 Secured Convertible Note and Agreement, dated July 28, 2003, in the amount of $200,000 from Maxmillian Partners LLC to Nexcomm International Beverages, LLC.

10.27 Security Agreement, dated July 28, 2003, by and between Maxmillian Partners LLC and Kenneth H. Close.

10.28 Security Agreement, dated July 28, 2003, by and between Drinks Americas, Inc. and Kenneth H. Close.

10.29 Guaranty Agreement, dated July 28, 2003, between Maxmillian Mixers LLC and Kenneth H. Close.

10.30 Promissory Note, dated October 15, 2004, in the amount of $155,975 from Drinks Americas, Inc. to Nexcomm International Beverages, LLC.

Exhibit Nos.
------------

10.31 Promissory Note, dated October 15, 2004, in the amount of $352,167 from Drinks Americas, Inc. to Kenneth H. Close.

10.32 Promissory Note, dated October 15, 2004, in the amount of $44,560 from Drinks Americas, Inc. to Kenneth H. Close.

10.33 Security Agreement, dated October 15 28, 2004, by and between Drinks Americas, Inc. and Nexcomm International Beverages, LLC.

21.1  List of Subsidiaries of Drinks Americas Holdings, Ltd.